As filed with the Securities and Exchange Commission on June 8, 2004
Registration No. 333-114148

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Lions Gate Entertainment Corp.	British Columbia	N/A
Lions Gate Entertainment Inc.	Delaware	98-0183157
(Name of Registrant)	(State of Incorporation or Organization)	(I.R.S. Employer Identification Number)

555 Brooksbank	2700 Colorado Avenue, Suite 200
North Vancouver, British Columbia V7J 3S5	Santa Monica, California 90404
(604) 983-5555	(310) 449-9200
(Address, including zip code, of Principal Executive Offices)

Wayne Levin, General Counsel

Lions Gate Entertainment Corp.
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
(310) 449-9200
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Allison M. Keller
O’Melveny & Myers LLP
1999 Avenue of the Stars, Suite 700
Los Angeles, California 90067
(310) 553-6700

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed to the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, DATED JUNE 8, 2004

PROSPECTUS

4.875% Convertible Senior Subordinated Notes due 2010

and Common Shares

        Lions Gate Entertainment Inc., or U.S. Lions Gate, issued the notes in a private placement in December 2003. This prospectus may be used by selling securityholders to sell their notes and related guarantees and Lions Gate Entertainment Corp. common shares issuable upon conversion of their notes. Lions Gate Entertainment Corp., or Lions Gate, is the parent company of U.S. Lions Gate.

      U.S. Lions Gate will pay interest on the notes on June 15 and December 15 of each year, beginning on June 15, 2004. The notes will mature on December 15, 2010.

      The notes are convertible, at the option of the holder, at any time on or prior to the business day prior to maturity, into common shares of Lions Gate. The notes are convertible at a conversion price of $5.40 per share, which is equal to a conversion rate of 185.0944 shares per $1,000 principal amount of notes, subject to adjustment. Lions Gate’s common shares are listed on the American Stock Exchange, or AMEX, and on the Toronto Stock Exchange, or the TSX, under the symbol “LGF.” We do not intend to list the notes for trading on any U.S. or Canadian national or other securities exchange or on the Nasdaq National Market.

      U.S. Lions Gate may redeem some or all of the notes for cash at any time on or after December 15, 2006, at 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date, if the closing price of Lions Gate’s common shares has exceeded 175% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the corresponding redemption notice.

      Upon a change in control of Lions Gate or U.S. Lions Gate, each holder may require U.S. Lions Gate to purchase for cash all or a portion of such holder’s notes at 100% of their principal amount, plus any accrued and unpaid interest, if any, through the date of repurchase.

      Lions Gate fully and unconditionally guarantees the payment of principal and interest on the notes on an unsecured senior subordinated basis. The notes and related guarantee are subordinated in right of payment to the prior payment in full of U.S. Lions Gate’s and Lions Gate’s Senior Debt as specified in this prospectus. The notes and related guarantee are effectively subordinated to the liabilities of Lions Gate’s direct and indirect subsidiaries other than U.S. Lions Gate.

      This prospectus may also be used by certain selling securityholders to sell up to 2,500,000 of Lions Gate Entertainment Corp. common shares acquired from our former Chairman and by certain selling securityholders to sell up to 5,249,600 of Lions Gate Entertainment Corp. common shares that are issuable upon the exercise of warrants.

      On June 4, 2004, the last reported sale price of Lions Gate’s common shares was $6.52 US per share on AMEX and $8.65 Cdn per share on the TSX.

      Neither Lions Gate nor U.S. Lions Gate will receive any proceeds from the sale by the selling securityholders of the notes or the common shares. Other than selling commissions and fees and stock transfer taxes, Lions Gate or U.S. Lions Gate will pay all expenses of the registration of the notes and the common shares and certain other expenses.

       Investing in the notes and common shares involves risks that are described in the “Risk Factors” section beginning on page 6 of this prospectus.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 8, 2004.

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      Neither Lions Gate nor U.S. Lions Gate is making any representation to any purchaser of the notes regarding the legality of an investment in the notes by such purchaser under any legal investment or similar laws or regulations.

WHERE YOU CAN FIND MORE INFORMATION

      Lions Gate files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to as the SEC, in accordance with the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any document Lions Gate files at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Lions Gate’s SEC filings are also available to the public from the SEC’s web site at: http://www.sec.gov.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      U.S. Lions Gate and Lions Gate are “incorporating by reference” into this prospectus certain information Lions Gate files with the SEC, which means that U.S. Lions Gate and Lions Gate are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, except for any information modified or superseded by information contained directly in this prospectus. This prospectus incorporates by reference Lions Gate’s Annual Report on Form 10-K and 10-K/A for the year ended March 31, 2003, Quarterly Reports on Form 10-Q and 10-Q/A for the quarterly periods ended June 30, 2003, September 30, 2003 and December 31, 2003, Current Reports on Form 8-K or Form 8-K/A filed October 7, 2003, October 15, 2003, October 27, 2003, December 5, 2003, December 30, 2003, March 1, 2004 and March 2, 2004, and Lions Gate’s proxy statement relating to its 2003 annual meeting of shareholders, each of which Lions Gate previously filed with the SEC. These reports contain important information about U.S. Lions Gate and Lions Gate and their finances.

      All documents that Lions Gate files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the notes and common shares of Lions Gate issuable upon conversion of the notes under this document shall also be deemed to be incorporated herein by reference and will automatically update information in this prospectus.

      Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supercedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      You may request a copy of these filings, at no cost, by writing or calling Lions Gate at the following address or telephone number: Investor Relations Department, Lions Gate Entertainment Corp., 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404, (310) 449-9200. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

      No separate financial statements of U.S. Lions Gate are included or incorporated by reference into this prospectus. U.S. Lions Gate and Lions Gate consider these financial statements not to be material to holders of the notes because U.S. Lions Gate’s results of operation are included in consolidated financial statements of Lions Gate. U.S. Lions Gate does not file annual, quarterly or special reports with the SEC. All of the notes issued by U.S. Lions Gate are fully and unconditionally guaranteed by Lions Gate.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Some of the statements in this prospectus are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, or the PSLRA. You can identify these statements by the use of words like “may,” “will,” “could,” “continue,” “expect” and variations of these words or comparable words. Actual results could differ substantially from the results that the forward-looking statements suggest for various reasons, including those set forth in this prospectus under the heading “Risk Factors.” Forward-looking statements in this prospectus are being made pursuant to the PSLRA and with the intention of obtaining the benefits of the “safe harbor” provisions of the PSLRA. The forward-looking statements made in this prospectus are made only as of the date of this prospectus and U.S. Lions Gate and Lions Gate do not undertake to update or revise the forward-looking statements.

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SUMMARY

      You should read the following summary together with the more detailed information regarding U.S. Lions Gate and Lions Gate and the notes offered hereby, including “risk factors” and our consolidated financial statements and related notes, included elsewhere and incorporated by reference in this prospectus. Marks used herein are the property of their respective owners, which includes us in some instances. This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you.

      Throughout this prospectus, the terms “Lions Gate,” “the Company,” “we,” “us” and “our” refer to Lions Gate Entertainment Corp., the guarantor of the notes and the issuer of the common shares issuable upon conversion of the notes. The term U.S. Lions Gate refers to Lions Gate Entertainment Inc., a Delaware corporation, the issuer of the notes and an indirect wholly-owned subsidiary of Lions Gate. Where specifically noted or where the context requires otherwise, references to “Lions Gate,” “the Company,” “we,” “us” and “our” also include its subsidiaries (including U.S. Lions Gate). All dollar amounts are in United States dollars unless otherwise indicated. The term “independent,” as used in this prospectus is used to distinguish us from the term “major studios” which is generally regarded in the entertainment industry to mean Universal Pictures, Warner Bros., Twentieth Century Fox, Sony Pictures Entertainment, Paramount Pictures, The Walt Disney Company, Metro Goldwyn Mayer and their respective affiliates.

The Company

      We are a diversified independent producer and distributor of motion pictures, television programming, home entertainment, family entertainment and video-on-demand content. We also own a majority interest in CinemaNow, a development stage internet video-on-demand provider, and own and operate a film and television production studio.

      Our principal executive offices are located at 555 Brooksbank, North Vancouver, British Columbia V7J 3S5 and, together with U.S. Lions Gate, at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404. Our telephone numbers are (604) 983-5555 in North Vancouver and, together with U.S. Lions Gate, (310) 449-9200 in Santa Monica. To find out how to obtain more information regarding us and our business, you should read the section of this prospectus entitled “Where You Can Find More Information.” You may also visit our website at http://www.lionsgatefilms.com, although the information on our website is not part of this prospectus.

Recent Developments

      On December 15, 2003, Lions Gate completed its acquisition of Film Holdings Co., which we refer to as Film Holdings, the parent company of Artisan Entertainment Inc., which we refer to as Artisan Entertainment, pursuant to the Merger Agreement dated October 24, 2003 by and among Lions Gate, LGF Acquisition Corp., a wholly-owned subsidiary of Lions Gate, and Film Holdings for a purchase price of $160.0 million in cash. Lions Gate also assumed all of Film Holdings’ debt, which at the closing was approximately $59.9 million comprised of bank debt and amounts owed under a subordinated promissory note, and assumed other obligations of $157.0 million.

      With our acquisition of Artisan Entertainment, we have added a diversified motion picture, family and home entertainment company. The fully integrated distribution network we acquired from Artisan Entertainment includes direct-to-store distribution capabilities to over 9,600 retail outlets and output agreements with pay television and pay-per-view providers. From 1998 through 2003, Artisan Entertainment released over 30 films that have generated over $350 million in domestic box office receipts. During that five year period, Artisan Entertainment’s library tripled in size to over 6,000 titles through the acquisition of distribution rights to additional libraries, the acquisition of individual films for distribution theatrically and directly into the home entertainment marketplace and the development and production of content internally. This library includes The Blair Witch Project, Terminator 2, Total Recall, Dirty

Dancing, Basic Instinct, It’s a Wonderful Life, High Noon, Reservoir Dogs, On Golden Pond and The Crying Game.

      The combined company’s expected 2004 release schedule includes the contemporary cloning thriller Godsend, starring two-time Academy Award winner Robert DeNiro, Greg Kinnear and Rebecca Romijn-Stamos, Dirty Dancing: Havana Nights (in conjunction with Miramax Films), starring newcomers Diego Luna (Y Tu Mama Tambien) and Romola Garai, the dark comedy Eulogy, starring Emmy Award-winner Ray Romano (Everybody Loves Raymond), the futuristic The Final Cut, starring Robin Williams, Mira Sorvino and Jim Caviezel, Dogville, starring Nicole Kidman, the urban comedy The Cookout, with Queen Latifah and an ensemble cast, The Punisher, inspired by the Marvel superhero and starring Thomas Jane, John Travolta and Rebecca Romijn-Stamos, and the romantic period drama Stage Beauty, starring Billy Crudup, Claire Danes and Rupert Everett.

      On December 15, 2003, Lions Gate amended and restated its existing credit facility with JPMorganChase Bank, which we refer to as JPMorgan. The new $350 million credit facility consists of a $135 million five-year term loan and a $215 million five-year revolving credit facility, $200 million of which is a U.S. dollar facility and $15 million of which is a Canadian dollar facility. A portion of the new credit facility was used to finance the acquisition of Artisan Entertainment and refinance indebtedness of Lions Gate and Film Holdings and we expect to use the remaining portion for general business purposes.

The Notes

Issuer	U.S. Lions Gate.

Securities Offered	An aggregate principal amount of $60,000,000 of 4.875% Convertible Senior Subordinated Notes due 2010.

Maturity Date	December 15, 2010.

Guarantee	The notes are fully and unconditionally guaranteed by Lions Gate.

Ranking	The notes and the related guarantee, as applicable:

• are unsecured senior subordinated obligations;

• rank subordinate in right of payment to (1) up to $400 million outstanding principal amount of bank debt, (2) up to $55 million outstanding principal amount of vendor financing, and (3) to the extent of the value of the assets securing the debts described in this clause (3), secured financing in connection with motion picture and television productions and/or acquisitions, or acquisitions of libraries or catalogues; see “Description of the Notes — Ranking”;

• are effectively subordinated to all other existing and future secured indebtedness of U.S. Lions Gate or Lions Gate, as applicable, to the extent of the value of the assets securing such debt;

• are effectively subordinated to the liabilities, including trade payables, of Lions Gate’s direct and indirect subsidiaries other than U.S. Lions Gate; and

• other than as set out above, rank on parity in right of payment with all U.S. Lions Gate’s and Lions Gate’s existing and future unsecured senior debt.

Interest	U.S. Lions Gate will pay 4.875% per annum on the principal amount of notes, payable semiannually on June 15 and December 15 of each year, beginning June 15, 2004.

Issue Price	The notes have a principal amount at maturity of $1,000 and were issued at a price of 100% of their principal amount.

Conversion	The notes are convertible, at the option of the holder, at any time before the close of business on the business day immediately preceding the maturity date of the notes, unless previously redeemed or repurchased, into common shares of Lions Gate initially at a conversion rate of 185.0944 shares per $1,000 principal amount of notes, which is equal to a conversion price of approximately $5.40 per share. Lions Gate and U.S. Lions Gate have agreed Lions Gate will contribute the common shares of Lions Gate to U.S. Lions Gate to satisfy the conversion rights under the notes.

Conversion Price Adjustments	The conversion price, and hence the conversion rate, are subject to adjustment upon the occurrence of certain events, including:

• certain subdivisions and combinations of Lions Gate’s common shares;

• distributions to all holders of Lions Gate’s common shares of cash, Lions Gate’s common shares, or certain rights or warrants to purchase (or securities convertible into) Lions Gate’s common shares at less than (or having a conversion price less than) the current market price of Lions Gate’s common shares;

• subject to certain exceptions, distributions to all holders of Lions Gate’s capital shares of evidences of Lions Gate’s indebtedness or assets; or

• subject to certain exceptions, purchases of Lions Gate’s common shares pursuant to a tender offer or exchange offer made by Lions Gate to all holders of Lions Gate’s common shares.

Optional Redemption	The notes are not redeemable before December 15, 2006. U.S. Lions Gate may redeem all or a portion of the notes at its option on or after December 15, 2006 at 100% of their principal amount, together with accrued and unpaid interest through the date of redemption; provided, however, that the notes will only be redeemable if the closing price of Lions Gate’s common shares equals or exceeds 175% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of the notice of the optional redemption. You will be able to convert the notes called for redemption up to and including the business day immediately preceding the date of redemption.

Sinking Fund	None.

Change of Control Repurchase	Upon a change of control of U.S. Lions Gate or of Lions Gate, each holder of the notes may require U.S. Lions Gate to repurchase some or all of its notes at 100% of their principal amount, together with accrued and unpaid interest through the date of repurchase.

Form and Denomination	The notes will be issued in fully registered form in the minimum denomination of $1,000 and integral multiples of $1,000 in excess thereof.

Registration Rights	U.S. Lions Gate and Lions Gate have agreed for the benefit of the holders of the notes to:

• file the shelf registration statement, of which this prospectus is a part, with respect to the resale of the notes and the underlying Lions Gate’s common shares; and

• use their respective commercially reasonable efforts to have the shelf registration statement declared effective within 180 days of the date of the issuance of the notes.

U.S. Lions Gate and Lions Gate have agreed to use their respective commercially reasonable efforts to keep the shelf registration statement effective, subject to specified black-out periods, until the earlier of the following has occurred:

• all securities covered by the registration statement have been sold;

• the holders of the notes and the common shares of Lions Gate issuable upon conversion of the notes that are not affiliates of Lions Gate are able to sell all such securities immediately pursuant to Rule 144(k) under the Securities Act of 1933, as amended, or the Securities Act;

• the date when all of the common shares of Lions Gate issuable upon conversion of the notes have ceased to be outstanding; or

• December 3, 2005.

We will be required to pay additional amounts to the holders of the notes if we fail to comply with our obligations to register the notes and the common shares issuable on conversion of the notes within the specified time periods.

Transfer Restrictions	U.S. Lions Gate and Lions Gate’s registration of the resale by the holders of the notes and the common shares of Lions Gate into which the notes are convertible may not be available to all holders at all times.

Use of Proceeds	We will not receive any proceeds from the sale of the securities offered by this prospectus.

Trading	U.S. Lions Gate does not intend to list the notes on any U.S. or Canadian national securities exchange or on the Nasdaq National Market.

AMEX/ TSX Market Symbol of Lions Gate’s Common Shares	LGF

Common Shares

      This prospectus may be used by selling securityholders to sell the common shares of Lions Gate issuable upon conversion of their notes, by certain selling securityholders to sell up to 5,249,600 common shares of Lions Gate issuable upon conversion of warrants and by ENT Holding Corporation and Jeff Sagansky to sell up to 2,500,000 common shares of Lions Gate that ENT Holding Corporation acquired from our former Chairman.

Risk Factors

      See “Risk Factors” and other information in this prospectus for a discussion of factors you should consider carefully before deciding to invest in the notes or our common shares.

Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges

      The following table sets forth our ratio of earnings to fixed charges and our ratio of earnings to combined fixed charges and preferred share dividends for the periods shown:

						Nine Months
						Ended
	Fiscal Year Ended March 31,					December 31,

	2003	2002	2001	2000	1999	2003	2002

Ratio of Earnings to Fixed Charges(1)	1.17	- (2)	1.90	1.02	- (3)	- (4)	1.33

(Amounts in thousands of dollars).

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes, excluding equity interests in unconsolidated subsidiaries, gain on dilution of investment in a subsidiary and minority interests in consolidated subsidiaries, plus fixed charges. Fixed charges consist of interest expensed (including an estimate of interest in rent expense) and capitalized and amortization of deferred financing costs related to indebtedness. A statement setting forth the computation of the unaudited ratios is filed as Exhibit 12.1 to the registration statement that includes this prospectus.

(2)	Earnings were insufficient to cover fixed charges by $16,964.

(3)	Earnings were insufficient to cover fixed charges by $8,226.

(4)	Earnings were insufficient to cover fixed charges by $55,198.

RISK FACTORS

      You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we may currently deem immaterial, may become important factors that harm our business, results of operations and financial condition. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of the notes and the underlying common shares of Lions Gate could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We have had losses, and we cannot assure future profitability.

      We have reported operating income for fiscal years 2000, 2001 and 2003 and operating losses for fiscal years 1999 and 2002. We have reported net income for fiscal years 2001 and 2003 of $5.8 million and $1.1 million, respectively, and net losses for fiscal years 1999, 2000 and 2002. Our accumulated deficit was $152.2 million at December 31, 2003. On a pro forma basis, the combined company reported net loss of $7.6 million for fiscal year 2003 and net loss of $52.1 million for the nine months ended December 31, 2003. We cannot assure you that we will continue to operate profitably, and if we do not, we may not be able to meet our debt service requirements, working capital requirements, capital expenditure plans, anticipated production slate or other cash needs. Our inability to meet those needs could have a material adverse effect on our business, results of operations and financial condition.

      We could be required to take future write-downs due to CinéGroupe Corporation’s bankruptcy. The revenues and net income of CinéGroupe Corporation (together with its subsidiaries, “CinéGroupe”), a Canadian animation company in which we have a 29.4% ownership, have been declining for the past several years. As a result, CinéGroupe was unable to meet its financial obligations in the ordinary course of business and has sought protection from its creditors. During the quarter ended December 31, 2003, CinéGroupe recorded a $9.9 million write-down in assets, primarily in investment in films and television programs and property and equipment. We have disclosed this as a write-down in animation assets in the statements of operations in the financial statements in our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2003. Under U.S. GAAP, because we cannot consolidate CinéGroupe we account for our 29.4% ownership of CinéGroupe using the equity method. We evaluated our investment in CinéGroupe at December 31, 2003 and, under U.S. GAAP, we recorded a provision of $8.0 million against our equity investment and against debentures and other receivables due from CinéGroupe. As a result, we wrote down our equity investment in CinéGroupe to nil at December 31, 2003. Therefore, using the current equity method of accounting under U.S. GAAP, we will not record any additional future write-downs in our results of operations and financial condition after December 31, 2003. However, under Canadian GAAP, we consolidate CinéGroupe and at December 31, 2003 CinéGroupe’s assets of $49.4 million, debt of $22.5 million and other liabilities of $20.1 million are included in our consolidated financial statements. CinéGroupe could record additional future write-downs in their assets, which would be included in our results of operations and financial condition if we continue to consolidate CinéGroupe under Canadian GAAP. We could also be required in the future under FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” to consolidate the results under U.S. GAAP. Such write-downs could have a material adverse effect on our business, results of operations and financial condition.

We face substantial capital requirements and financial risks.

      Our business requires a substantial investment of capital. The production, acquisition and distribution of motion pictures and television programs require a significant amount of capital. A significant amount of time may elapse between our expenditure of funds and the receipt of commercial revenues from or government contributions to our motion pictures or television programs. This time lapse requires us to fund a significant portion of our capital requirements from our revolving credit facility and from other financing sources. Although we intend to continue to reduce the risks of our production exposure through financial contributions from broadcasters, distributors, tax shelters, government and industry programs and other studios, we cannot assure you that we will continue to implement successfully these arrangements or that we will not be subject to substantial financial risks relating to the production, acquisition, completion and release of future motion pictures and television programs. If we increase (through internal growth or acquisition) our production slate or our production budgets, we may be required to increase overhead, make larger up-front payments to talent and consequently bear greater financial risks. Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

      Our substantial leverage could adversely affect our financial condition. We are highly leveraged and expect to continue to be highly leveraged. Our primary source of capital is our new $350 million credit facility with JPMorgan. The amount we have available to borrow under this facility depends upon our borrowing base, which in turn depends on the value of our existing library of films and television programs, as well as accounts receivable and cash held in collateral accounts. If several of our larger motion picture productions are commercial failures or our library declines in value, our borrowing base could decrease. Such a decrease could have a material adverse effect on our business, results of operations and financial condition. For example, it could:

•	require us to dedicate a substantial portion of our cash flow to the repayment of our indebtedness, reducing the amount of cash flow available to fund motion picture and television production, distribution and other operating expenses;

•	limit our flexibility in planning for or reacting to downturns in our business, our industry or the economy in general;

•	limit our ability to obtain additional financing, if necessary, for operating expenses, or limit our ability to obtain such financing on terms acceptable to us; and

•	limit our ability to pursue strategic acquisitions and other business opportunities that may be in our best interests.

      Our credit facility contains certain covenants and financial tests that limit the way we conduct business. Our credit facility contains various covenants limiting our ability to incur or guarantee additional indebtedness, pay dividends and make other distributions, pre-pay any subordinated indebtedness, repurchase preferred shares, make investments and other restricted payments, make capital expenditures, make acquisitions and sell assets. These covenants may prevent us from raising additional financing, competing effectively or taking advantage of new business opportunities. Under our credit facility, we are also required to maintain specified financial ratios and satisfy certain financial tests. If we cannot comply with these covenants or meet these ratios and other tests, it could result in a default under our credit facility, and unless we are able to negotiate an amendment, forbearance or waiver, we could be required to repay all amounts then outstanding, which could have a material adverse effect on our business, results of operations and financial condition.

      Borrowings under our credit facility also are secured by liens on substantially all of our assets and the assets of our subsidiaries. If we are in default under one of these credit facilities, the lenders could foreclose upon all or substantially all of our assets and the assets of our subsidiaries. We cannot assure you that we will generate sufficient cash flow to repay our indebtedness, and we further cannot assure you that, if the need arises, we will be able to obtain additional financing or to refinance our indebtedness on terms acceptable to us, if at all. Any such failure to obtain financing could have a material adverse effect on our business, results of operations and financial condition.

      Budget overruns may adversely affect our business. Our business model requires that we be efficient in the production of our motion pictures and television programs. Actual motion picture and television production costs often exceed their budgets, sometimes significantly. The production, completion and distribution of motion pictures and television productions are subject to a number of uncertainties, including delays and increased expenditures due to creative differences among key cast members and other key creative personnel or other disruptions or events beyond our control. Risks such as death or disability of star performers, technical complications with special effects or other aspects of production, shortages of necessary equipment, damage to film negatives, master tapes and recordings or adverse weather conditions may cause cost overruns and delay or frustrate completion of a production. If a motion picture or television production incurs substantial budget overruns, we may have to seek additional financing from outside sources to complete production. We cannot make assurances regarding the availability of such financing on terms acceptable to us, and the lack of such financing could have a material adverse effect on our business, results of operations and financial condition.

      In addition, if a motion picture or television production incurs substantial budget overruns, we cannot assure you that we will recoup these costs, which could have a material adverse effect on our business, results of operations and financial condition. Increased costs incurred with respect to a particular film may result in any such film not being ready for release at the intended time and the postponement to a potentially less favorable time, all of which could cause a decline in box office performance, and thus the overall financial success of such film. Budget overruns could also prevent a picture from being completed or released. Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

      Production costs and marketing costs are rising at a faster rate than increases in either domestic admissions to movie theatres or admission ticket prices, leaving us more dependent on other media, such as home video, television and foreign markets, and new media. If we cannot successfully exploit these other media, it could have a material adverse effect on our business, results of operations and financial condition.

Our revenues and results of operations may fluctuate significantly.

      Revenues and results of operations are difficult to predict and depend on a variety of factors. Our revenues and results of operations depend significantly upon the commercial success of the motion pictures and television programming that we distribute, which cannot be predicted with certainty. Accordingly, our revenues and results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future periods. In recent years, our revenues and results of operations have been significantly impacted by the success of critically acclaimed and award winning films, including Academy Award winners and nominees. We cannot assure you that we will manage the production, acquisition and distribution of future motion pictures as successfully as we have done with these recent critically acclaimed and award winning films or that we will produce or acquire motion pictures that will receive similar critical acclaim or perform as well commercially, which could have a material adverse effect on our business, results of operations and financial condition.

      We lack output agreements with cable and broadcast channels. We had an agreement with one cable broadcast channel to exhibit our films, but that agreement does not cover films released theatrically after 2003. As a result of the acquisition of Artisan Entertainment, we have an output arrangement with another cable broadcast channel that will cover some but not all of our films that are theatrically released through December 31, 2008. While similar broadcasters exhibit our films, they license such rights on a film-by-film, rather than an output, basis. We cannot assure you that we will be able to secure other output agreements on acceptable terms, if at all. Without multiple output agreements that typically contain guaranteed minimum payments, our revenues may be subject to greater volatility, which could have a material adverse effect on our business, results of operations and financial condition.

      Our revenue sharing agreements might not be renewed. Our principal revenue sharing agreements with respect to the distribution of our library on home video and DVD, one of which accounts for approximately 10% of our gross revenue, expire in August and December 2004. We are currently in the advanced stages of negotiations to extend both agreements and expect to execute such extensions before the agreements expire. However, the failure to renew these agreements on similar terms could have a material adverse effect on our business, results of operations and financial condition.

      We rely on a few major customers in realizing our filmed and television content library distribution revenues. A small number of retailers account for a significant percentage of our filmed and television content library distribution revenues. We do not have long-term agreements with any of these customers. We cannot assure you that we will continue to maintain favorable relationships with these customers or that they will not be adversely affected by economic conditions. If any of these customers reduces or cancels a significant order, it could have a material adverse effect on our business, results of operations and financial condition.

      Our revenues and results of operations are vulnerable to currency fluctuations. We report our revenues and results of operations in U.S. dollars, but a significant portion of our revenues is earned outside of the United States. Our principal currency exposure is between Canadian and U.S. dollars, although this exposure is partially mitigated through the structuring of our revolving credit facility as a Canadian dollar facility and a U.S. dollar facility. Each facility is borrowed and repaid in the respective country of origin, in local currency. We cannot accurately predict the impact of future exchange rate fluctuations between the Canadian dollar and the U.S. dollar or other foreign currencies on revenues and operating margins, and fluctuations could have a material adverse effect on our business, results of operations and financial condition.

      From time to time we may experience currency exposure on distribution and production revenues and expenses from foreign countries, which could have a material adverse effect on our business, results of operations and financial condition.

      Accounting practices used in our industry may accentuate fluctuations in operating results. In addition to the cyclical nature of the entertainment industry, our accounting practices (which are standard for the industry) may accentuate fluctuations in our operating results. In accordance with Canadian generally accepted accounting principles and industry practice, we amortize film and television programming costs using the “individual-film-forecast” method. Under this accounting method, we amortize film and television programming costs for each film or television program based on the following ratio:

Revenue earned by title in the current period

Estimated total revenues by title

      We regularly review, and revise when necessary, our total revenue estimates on a title-by-title basis. This review may result in a change in the rate of amortization and/or a write-down of the film or television asset to its estimated fair value. Results of operations in future years depend upon our amortization of our film and television costs. Periodic adjustments in amortization rates may significantly affect these results. In addition, we are required to expense film advertising costs as incurred, but are also required to recognize the revenue from any motion picture or television program over the entire revenue stream expected to be generated by the individual picture or television program.

Failure to manage future growth may adversely affect our business.

      We are subject to risks associated with pending and other possible acquisitions, business combinations, or joint ventures. From time to time we engage in discussions and activities with respect to possible acquisitions, business combinations, or joint ventures intended to complement or expand our business. We may not realize the anticipated benefit from any of the transactions we are pursuing. Regardless of whether we consummate any such transaction, the negotiation of the potential transaction as well as the integration of the acquired business could require us to incur significant costs and cause diversion of management’s time and resources. Any such transaction could also result in impairment of goodwill and other intangibles, development write-offs and other related expenses. Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

      We may be unable to integrate any business that we acquire or have acquired or with which we combine or have combined. Integrating any business that we acquire or have acquired or with which we combine or have combined, including a company the size of Artisan Entertainment, may be distracting to our management and disruptive to our business and may result in significant costs to us. We may face challenges in consolidating functions and integrating procedures, information technology and accounting systems, personnel and operations in a timely and efficient manner. If any such integration is unsuccessful, or if the integration takes longer than anticipated, there could be a material adverse effect on our business, results of operations and financial condition. We may have difficulty managing the combined entity in the short term if we experience a significant loss of management personnel during the transition period after the acquisition.

      Claims against us relating to any acquisition or business combination may necessitate our seeking claims against the seller for which the seller may not indemnify us or that may exceed the seller’s indemnification obligations. There may be liabilities assumed in any acquisition or business combination, including our recent acquisition of Artisan Entertainment, that we did not discover or that we underestimated in the course of performing our due diligence investigation. Although a seller generally will have indemnification obligations to us under an acquisition or merger agreement, these obligations usually will be subject to financial limitations, such as general deductibles and maximums, as well as time limitations. We cannot assure you that our right to indemnification from any seller will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the amount of any undiscovered or underestimated liabilities that we may incur. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business, results of operations and financial condition.

      We may not be able to obtain additional funding to meet our requirements. Our ability to grow through acquisitions, business combinations and joint ventures, to maintain and expand our development, production and distribution of motion pictures and television programs and to fund our operating expenses depends upon our ability to obtain funds through equity financing, debt financing (including credit facilities) or the sale or syndication of some or all of our interests in certain projects or other assets. If we do not have access to such financing arrangements, and if other funding does not become available on terms acceptable to us, there could be a material adverse effect on our business, results of operations and financial condition.

Our ability to exploit our filmed and television content library may be limited.

      A significant portion of our filmed and television content library revenues comes from a small number of titles. We depend on a limited number of titles for the majority of the revenues generated by our filmed and television content library. In addition, many of the titles in our library are not presently distributed and generate substantially no revenue. If we cannot acquire new product and the rights to popular titles through production, distribution agreements, acquisitions, mergers, joint ventures or other strategic alliances, it could have a material adverse effect on our business, results of operations and financial condition.

      We are limited in our ability to exploit a portion of our filmed and television content library. Our rights to the titles in our filmed and television content library vary; in some cases we have only the right to distribute titles in certain media and territories for a limited term. We cannot assure you that we will be able to renew expiring rights on acceptable terms, and any such failure could have a material adverse effect on business, results of operations and financial condition.

Our success depends on external factors in the motion picture and television industry.

      Our success depends on the commercial success of motion pictures and television programs, which is unpredictable. Operating in the motion picture and television industry involves a substantial degree of risk. Each motion picture and television program is an individual artistic work, and unpredictable audience reactions primarily determine commercial success. Generally, the popularity of our motion pictures or programs depends on many factors, including the critical acclaim they receive, the format of their initial release, for example, theatrical or direct-to-video, the actors and other key talent, their genre and their specific subject matter. The commercial success of our motion pictures or television programs also depends upon the quality and acceptance of motion pictures or programs that our competitors release into the marketplace at or near the same time, critical reviews, the availability of alternative forms of entertainment and leisure activities, general economic conditions and other tangible and intangible factors, many of which we do not control and all of which may change. We cannot predict the future effects of these factors with certainty, any of which factors could have a material adverse effect on our business, results of operations and financial condition.

      In addition, because a motion picture’s or television program’s performance in ancillary markets, such as home video and pay and free television, is often directly related to its box office performance or television ratings, poor box office results or poor television ratings may negatively affect future revenue streams. Our success will depend on the experience and judgment of our management to select and develop new investment and production opportunities. We cannot make assurances that our motion pictures and television programs will obtain favorable reviews or ratings, that our motion pictures will perform well at the box office or in ancillary markets or that broadcasters will license the rights to broadcast any of our television programs in development or renew licenses to broadcast programs in our library. The failure to achieve any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

      Licensed distributors’ failure to promote our programs may adversely affect our business. Licensed distributors’ decisions regarding the timing of release and promotional support of our motion pictures, television programs and related products are important in determining the success of these pictures, programs and products. As with most companies engaging in licensed distribution, we do not control the timing and manner in which our licensed distributors distribute our motion pictures or television programs. Any decision by those distributors not to distribute or promote one of our motion pictures, television programs or related products or to promote our competitors’ motion pictures, television programs or related products to a greater extent than they promote ours could have a material adverse effect on our business, results of operations and financial condition.

      We could be adversely affected by strikes or other union job actions. The motion picture and television programs that we produce generally employ actors, writers and directors who are members of the Screen Actors Guild, Writers Guild of America and Directors Guild of America, pursuant to industry-wide collective bargaining agreements. The collective bargaining agreement with the Writers Guild of America has expired. Periodic negotiations for a new agreement continue to take place and the members of the Writers Guild of America have continued to work without a collective bargaining agreement. However, until a new agreement is reached there is an increase the likelihood of a strike or lockout. The collective bargaining agreement with the Screen Actors Guild was set to expire on June 30, 2004, but has been extended until June 30, 2005. The Directors Guild of America collective bargaining agreement expires on June 30, 2005. Many productions also employ members of a number of other unions, including, without limitation, the International Alliance of Theatrical and Stage Employees, the International Brotherhood of Teamsters and the Alliance of Canadian Cinema, Television and Radio Artists. The collective bargaining agreement with Teamsters Local 399, which represents a significant number of persons within the motion picture and television industry, expires on July 31, 2004, and the collective bargaining agreement with the International Alliance of Theatrical and Stage Employees expires on July 31, 2006. A strike by, or a lockout of, one or more of the unions that provide personnel essential to the production of motion pictures or television programs could delay or halt our ongoing production activities. Such a halt or delay, depending on the length of time, could cause a delay or interruption in our release of new motion pictures and television programs, which could have a material adverse effect on our business, results of operations and financial condition.

We face substantial competition in all aspects of our business.

      We are smaller and less diversified than many of our competitors. As an independent distributor and producer, we constantly compete with major U.S. and international studios. Most of the major U.S. studios are part of large diversified corporate groups with a variety of other operations, including television networks and cable channels, that can provide both the means of distributing their products and stable sources of earnings that may allow them better to offset fluctuations in the financial performance of their motion picture and television operations. In addition, the major studios have more resources with which to compete for ideas, storylines and scripts created by third parties as well as for actors, directors and other personnel required for production. The resources of the major studios may also give them an advantage in acquiring other businesses or assets, including film libraries, that we might also be interested in acquiring. The foregoing could have a material adverse effect on our business, results of operations and financial condition.

      The motion picture industry is highly competitive and at times may create an oversupply of motion pictures in the market. The number of motion pictures released by our competitors, particularly the major U.S. studios, may create an oversupply of product in the market, reduce our share of box office receipts and make it more difficult for our films to succeed commercially. Oversupply may become most pronounced during peak release times, such as school holidays and national holidays, when theatre attendance is expected to be highest. For this reason, and because of our more limited production and advertising budgets, we typically do not release our films during peak release times, which may also reduce our potential revenues for a particular release. Moreover, we cannot guarantee that we can release all of our films when they are otherwise scheduled. In addition to production or other delays that might cause us to alter our release schedule, a change in the schedule of a major studio may force us to alter the release date of a film because we cannot always compete with a major studio’s larger promotion campaign. Any such change could adversely impact a film’s financial performance. In addition, if we cannot change our schedule after such a change by a major studio because we are too close to the release date, the major studio’s release and its typically larger promotion budget may adversely impact the financial performance of our film. The foregoing could have a material adverse effect on our business, results of operations and financial condition.

      The limited supply of motion picture screens compounds this product oversupply problem. Currently, a substantial majority of the motion picture screens in the U.S. typically are committed at any one time to only 10 to 15 films distributed nationally by major studio distributors. In addition, as a result of changes in the theatrical exhibition industry, including reorganizations and consolidations and the fact that major studio releases occupy more screens, the number of screens available to us when we want to release a picture may decrease. If the number of motion picture screens decreases, box office receipts, and the correlating future revenue streams, such as from home video and pay and free television, of our motion pictures may also decrease, which could have a material adverse effect on our business, results of operations and financial condition.

      Technological advances may reduce our ability to exploit our motion pictures and television programs. The entertainment industry in general and the motion picture industry in particular continue to undergo significant technological developments, including video-on-demand. This rapid growth of technology combined with shifting consumer tastes could change how consumers view our motion pictures and television programs. For example, an increase in video-on-demand could decrease home video rentals. Other larger entertainment distribution companies will have larger budgets to exploit these growing trends. While we have an interest in CinemaNow, it is a company in its infancy whose commercial success is impossible to predict. We cannot predict how we will financially participate in the exploitation of our motion pictures and television programs through these emerging technologies or whether we have the right to do so for certain of our library titles. If we cannot successfully exploit these and other emerging technologies, it could have a material adverse effect on our business, results of operations and financial condition.

The loss of key personnel could adversely affect our business.

      Our success depends to a significant degree upon the efforts, contributions and abilities of our senior management. Although we have employment agreements with many of our key personnel, three employment agreements with senior management have expired or will expire within one year from the date of this prospectus and such agreements must be renegotiated. In addition, we are renegotiating one senior management contract because that individual’s duties have changed. We cannot assure you that the services of our key personnel will continue to be available to us or that we will be able to successfully renegotiate such employment agreements. The loss of services of any of these employees could have a material adverse effect on our business, results of operations and financial condition.

We face risks from doing business internationally.

      We distribute motion picture and television productions outside the United States and Canada through third party licensees and derive revenues from these sources. As a result, our business is subject to certain risks inherent in international business, many of which are beyond our control. These risks include:

•	changes in local regulatory requirements, including restrictions on content;

•	changes in the laws and policies affecting trade, investment and taxes, including laws and policies relating to the repatriation of funds and to withholding taxes;

•	differing degrees of protection for intellectual property;

•	instability of foreign economies and governments;

•	cultural barriers;

•	wars and acts of terrorism; and

•	the spread of severe acute respiratory syndrome, or SARS.

Any of these factors could have a material adverse effect on our business, results of operations and financial condition.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

      Our ability to compete depends, in part, upon successful protection of our intellectual property. We do not have the financial resources to protect our rights to the same extent as major studios. We attempt to protect proprietary and intellectual property rights to our productions through available copyright and trademark laws and licensing and distribution arrangements with reputable international companies in specific territories and media for limited durations. Despite these precautions, existing copyright and trademark laws afford only limited practical protection in certain countries. We also distribute our products in other countries in which there is no copyright or trademark protection. As a result, it may be possible for unauthorized third parties to copy and distribute our productions or certain portions or applications of our intended productions, which could have a material adverse effect on our business, results of operations and financial condition.

      Litigation may also be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and the diversion of resources and could have a material adverse effect on our business, results of operations and financial condition. We cannot assure you that infringement or invalidity claims will not materially adversely affect our business, results of operations and financial condition. Regardless of the validity or the success of the assertion of these claims, we could incur significant costs and diversion of resources in enforcing our intellectual property rights or in defending against such claims, which could have a material adverse effect on our business, results of operations and financial condition.

Piracy of motion pictures, including digital and internet piracy, may reduce the gross receipts from the exploitation of our films.

      Motion picture piracy is extensive in many parts of the world, including South America, Asia, the countries of the former Soviet Union and other former Eastern bloc countries. Additionally, as motion pictures begin to be digitally distributed using emerging technologies such as the internet and online services, piracy could become more prevalent, including in the U.S., because digital formats are easier to copy. As a result, users can download and distribute unauthorized copies of copyrighted motion pictures over the internet. In addition, there could be increased use of devices capable of making unauthorized copies of motion pictures. As long as pirated content is available to download digitally, many consumers may choose to download such pirated motion pictures rather than pay to view motion pictures. Piracy of our films may adversely impact the gross receipts received from the exploitation of these films, which could have a material adverse effect on our business, results of operations and financial condition.

A litigation claim exists that if resolved adversely to us could have a material adverse effect on us.

      We are currently involved in an arbitration proceeding relating to our distribution of a motion picture. The plaintiff alleges that we did not release the film in accordance with the contract and has claimed damages for up to $35 million. We denied these allegations and maintain that we acted within our rights. Closing arguments were held in October 2003. The arbitrator rendered an award in favor of the claimant for $0.3 million that we paid in December 2003. We received a petition to vacate the arbitration award from the plaintiff, which motion was heard on May 17, 2004 and denied. The plaintiff has the right to file an appeal within 45 days from such ruling. If the appeal is granted, the matter is retried and we fail to prevail as we did in the first hearing on the key issues, this matter could have a material adverse effect on our business, results of operation and financial condition.

We may lose certain benefits by failing to meet certain Canadian regulatory requirements.

      We may lose investment funds, tax credits and other benefits if we fail to meet Canadian regulatory requirements. Certain programs that we produce are contractually required to be “Canadian content” programs in accordance with the requirements established from time to time by the Canadian Radio-Television and Telecommunications Commission, or CRTC, the Canadian Audio-Visual Certification Office, the Income Tax Act (Canada) and the regulations thereunder. If a program does not qualify under the applicable requirements, we would be in default of our commitments made in connection with these contracts. Any default on these commitments could result in the reduction or elimination of license fees from the Canadian broadcasters, reduced or eliminated government incentives and/or future ineligibility for Canadian government incentive programs.

      The Canadian federal government and a number of its provincial counterparts have established refundable tax credit programs based on eligible labor expenditures of qualifying production entities. We expect that certain of our motion picture and television productions will incorporate these refundable tax credits as elements of production financing. If such productions do not ultimately qualify for anticipated refundable tax credits, the relevant production may require additional funds for completion, which may not be available from other sources.

      For our motion picture and television productions to continue to qualify for several refundable tax credits, we must remain Canadian-controlled pursuant to the Investment Canada Act (Canada), or ICA, among other statutory requirements. The ICA is administered by the Minister of Industry and, in the case of investments that are cultural in nature, by the Minister of Canadian Heritage. The ICA contains rules, the application of which determines whether an entity (as the term is defined in the ICA) is Canadian-controlled. Under these rules, an entity is presumed to be a non-Canadian in certain circumstances, including where Canadians own less than a majority of voting interests of an entity. This presumption may be rebutted, for example, if a corporation establishes that it is not controlled in fact through the ownership of its voting interests and that two-thirds of the members of its board of directors are Canadians.

      Although we believe we are currently a Canadian-controlled entity under the ICA, there can be no assurance that the Minister of Canadian Heritage will not determine that we are out of compliance with the ICA, or that events beyond our control will not result in our ceasing to be Canadian-controlled pursuant to the ICA. The ICA provides the Minister of Canadian Heritage with discretion to make a determination that an entity engaged in a business activity prescribed under the ICA as relating to Canada’s cultural heritage or national identity (which includes a business engaged in the production, distribution, sale or exhibition of film or video products, hereinafter referred to as a “cultural business”) is not a Canadian-controlled entity, if the Minister is satisfied, after considering any information or evidence submitted by the entity or otherwise made available to the Minister or the Director of Investments, that the entity is controlled in fact by one or more non-Canadians. If we cease to be Canadian-controlled under the ICA, we would no longer qualify for or be entitled to access these refundable tax credits and other Canadian government and private motion picture industry incentives that are restricted to Canadian-controlled corporations, including the ability to produce under Canada’s official co-production treaties with other countries. We cannot predict the impact, if any, of a change in status on previously received tax credits.

      For all of the foregoing reasons, the loss of our Canadian status could have a material adverse effect on our business, results of operations and financial condition.

      We face other risks in obtaining production financing from private and other international sources. For some productions, we finance a portion of our production budgets from incentive programs from such agencies as Telefilm Canada, as well as international sources in the case of our international treaty co-productions. There can be no assurance that local cultural incentive programs that we may access in Canada and internationally, as a result of our Canadian-controlled status, will not be reduced, amended or eliminated. Any change in policies in connection with incentive programs may have an adverse impact on us. In addition, we could lose our ability to exploit such incentive programs in Canada if we cease to qualify as “Canadian.” Certain programs produced by us will be contractually required to be certified as “Canadian Film and Video Production.” If a program does not qualify for such certification, we would be in default on commitments made in connection with government incentive programs and licenses to broadcasters/ distributors. In addition, to the extent we do not qualify as “Canadian” as a result of a merger, an acquisition or an unconstrained share transfer to one or more non-Canadians, we would no longer qualify for such incentives/ tax credits and may be liable to repay certain benefits to the applicable authorities. The foregoing could have a material adverse effect on our business, results of operations and financial condition.

      An investment by non-Canadians in our business is potentially reviewable by the Minister of Canadian Heritage. Under the ICA, the Minister of Canadian Heritage has discretion to determine, after considering any information or evidence submitted by the entity or otherwise made available to the Minister or the Director of Investments, that an investment by a non-Canadian in a cultural business may constitute an acquisition of control by that non-Canadian, notwithstanding the provisions in the ICA that state that certain investments do not or may not constitute an acquisition of control that would require notification or review under the ICA. In the event that the Minister of Canadian Heritage exercises her discretion and deems an investment by a non-Canadian in a cultural business to be an acquisition of control, the investment is potentially subject to notification and/or review. If the investment is subject to review, the Minister must be satisfied that the investment is likely to be of net benefit to Canada. Such a determination is often accompanied by requests that the non-Canadian provide undertakings supportive of Canadian cultural policy. These undertakings may, in some circumstances, include a request for financial support of certain initiatives. The determination by the Minister of whether a proposed investment is of net benefit to Canada also includes consideration of sector specific policies of the Canadian federal government. One such policy prohibits takeovers of Canadian owned and controlled film distribution businesses by non-Canadians. This prohibition is not contained in the ICA nor in the regulations made under the ICA, but is a separate foreign investment policy relating to the Canadian film distribution sector. If an investment by a non-Canadian in our business is deemed by the Minister to be an acquisition of control and ultimately subject to review, the current policy of the Canadian federal government prohibiting the takeover of a Canadian owned and controlled film distribution business would be applied in the context of the Minister’s determination of whether the proposed investment would be of net benefit to Canada, with the result that the Company’s film distribution business in Canada may have to be divested to a Canadian purchaser, which could have a material adverse effect on our business, results of operations and financial condition.

      A failure to meet Canadian programming restrictions may decrease the time slots or amount of license fees and incentive programs available to us. Canadian broadcasters, including all conventional, specialty and television services, are typically required, as a condition of their license, to broadcast significant minimum amounts of Canadian content programming on their overall schedule and in prime time. The CRTC enforces compliance with these requirements, and failure to comply can result in fines or in the revocation of a broadcaster’s license, or more restrictive terms on license renewal. The CRTC has issued detailed criteria that must be met for a television production to qualify as a “Canadian program.” The criteria require, among other things, that Canadians perform a minimum level of key creative functions and that specified minimum production costs be paid to Canadians or Canadian companies. If our productions cease to qualify as Canadian programs under existing CRTC regulations, or if these regulations should change on further review by the CRTC, we may find it more difficult to secure time slots in Canada for our productions, or the amount of the license fees we may generate in Canada may decrease if our programs do not qualify as Canadian programs. In addition, if our productions cease to meet minimum Canadian content requirements, we may be unable to access various federal and provincial motion picture and television incentive programs, including refundable tax credits, as discussed above. There could be a material adverse effect on our business, results of operations and financial condition if any change in the policies of the Canadian or provincial governments in connection with their incentive programs occurs.

Risks Related to the Offering

Your right to receive payment is junior to certain other existing and future indebtedness.

      The notes and, as applicable the related guarantee, are unsecured and subordinated in right of payment to all of U.S. Lions Gate’s and Lions Gate’s existing and future Senior Debt. As a result, in the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture, and in specific other events, our assets will be available to pay obligations on the notes only after all Senior Debt has been paid in full in cash or other payment satisfactory to the holders of Senior Debt has been made. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The notes and the related guarantee are also effectively subordinated to the indebtedness and other liabilities, including trade payables, of Lions Gate’s direct and indirect subsidiaries other than U.S. Lions Gate. The indenture does not prohibit or limit the incurrence of indebtedness and other liabilities by us. We and our subsidiaries are not prohibited from borrowing substantial additional indebtedness, including Senior Debt in connection with our acquisition of Artisan Entertainment, in the future under the terms of the indenture. Our incurring additional indebtedness and other liabilities could adversely affect our ability to pay our obligations on the notes. We anticipate that from time to time we and our subsidiaries will incur additional indebtedness, including Senior Debt.

      In addition, all payments on the notes will be blocked in the event of a payment default on certain Senior Debt and may be blocked for up to 179 days in the event of certain non-payment defaults on certain Senior Debt.

      In the event of a bankruptcy, liquidation or reorganization relating to us, holders of the notes will participate with trade creditors and all other holders of pari passu indebtedness in the assets remaining after we have satisfied all of the Senior Debt. We may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of Senior Debt.

We may be unable to repurchase the notes upon a change of control.

      If a change of control of either U.S. Lions Gate or Lions Gate occurs, U.S. Lions Gate will have to offer to repurchase the notes at their principal amount, together with all accrued and unpaid interest and liquidated damages, if any. We cannot assure you that we will have sufficient funds, or that any of our other then-existing debt agreements will permit us, to repurchase the notes upon a change of control. A change of control may also constitute an event of default under our Senior Debt and any other indenture or other agreement governing then-existing indebtedness and could prevent us from repurchasing the notes without first satisfying the covenants under that other indebtedness. If a change of control occurred and accelerated our other indebtedness, we cannot assure you that we would have sufficient financial resources, or be able to arrange sufficient financing, to pay the repurchase price for the notes and amounts due under any other indebtedness. Our inability to repurchase the notes upon a change of control would constitute an event of default under the indenture that governs the notes and possibly under the terms of other indebtedness that we have at the time. The change of control feature of the notes could make it more difficult for a third party to acquire us, even if such an acquisition would be beneficial to you and our shareholders.

An active trading market for the notes may not develop and the transfer of the notes will be restricted.

      There is currently no public market for the notes. No notes resold under this prospectus will trade in the PORTAL system. We do not intend to list the notes on any U.S. or Canadian national or other securities exchange or on the Nasdaq National Market. Accordingly, no market for the notes may develop, and any market that develops may not last.

      Even if an active trading market were to develop, the notes could trade at prices that may be lower than the initial offering price of the notes, or the holders could experience difficulty or an inability to resell the notes. Whether or not the notes will trade at lower prices depends on many factors, including prevailing interest rates, the market for similar securities, the price of our common shares, our performance and other factors.

The market price of the notes could be significantly affected by the market price of Lions Gate’s common shares, which can be volatile, and other factors.

      We expect that the market price of the notes will be significantly affected by the market price of Lions Gate’s common shares. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of Lions Gate’s common shares will likely continue to fluctuate in response to the following factors, some of which are beyond our control:

•	quarterly fluctuations in our operating and financial results;

•	changes in financial estimates and recommendations by financial analysts;

•	developments related to litigation involving us;

•	box office success of our major film releases;

•	fluctuations in the share price and operating results of our competitors;

•	changes in government regulation or the failure to meet regulatory requirements;

•	acquisitions and financings;

•	sale of a substantial number of shares held by the existing shareholders in the public market, including shares issued upon exercise of outstanding options or warrants; and

•	general conditions in the entertainment industry.

USE OF PROCEEDS

      The selling securityholders will receive all the proceeds from the sale of the notes and common shares sold under this prospectus. We will not receive any proceeds from the sale of these securities.

DESCRIPTION OF NOTES

      The notes were issued under an indenture dated as of December 3, 2003 between us and J.P. Morgan Trust Company, National Association, as trustee. The following summarizes some, but not all, provisions of the notes and indenture, including the registration rights of the holders of the notes. We urge you to read the indenture because the indenture, and not this description, defines your rights as a holder of the notes. You may request a copy of the form of indenture and the form of certificate evidencing the notes from the trustee.

General

      The notes and the related guarantee, as applicable, are:

•	general, unsecured, senior subordinated obligations of U.S. Lions Gate, and subordinated to all Lions Gate’s and U.S. Lions Gate’s existing and future Senior Debt (which comprises (i) Credit Facility Debt in an aggregate principal amount not to exceed $400 million at any time outstanding, (ii) Vendor Financing Debt in an aggregate principal amount not to exceed $55 million and (iii) to the extent of the value of the assets securing the debt described in this clause (iii), all secured financing incurred in connection with motion picture and television production and/or acquisitions, and the acquisition of libraries and catalogues);

•	effectively subordinated to all other secured debt of U.S. Lions Gate, and of Lions Gate relative to the guarantee, to the extent of the value of the assets securing such debt;

•	effectively subordinated to all liabilities, including trade payables, of Lions Gate’s subsidiaries other than U.S. Lions Gate;

•	other than as set out above, will rank on parity in right of payment with all U.S. Lions Gate’s existing and future unsecured debt;

•	convertible at your option, into the common shares of Lions Gate, U.S. Lions Gate’s ultimate parent company, at an initial rate of 185.0944 shares per $1,000 principal amount of notes, which is equal to a conversion price of approximately $5.40 per share, subject to adjustment upon certain events as described under “Conversion Rights;”

•	redeemable at U.S. Lions Gate’s option, from time to time and in whole or in part, on or after December 15, 2006 subject to the conditions described under the caption “Optional Redemption,” at a price of 100% of the principal amount plus accrued and unpaid interest to but excluding the redemption date;

•	subject to repurchase by U.S. Lions Gate at your option if a change of control, as defined, occurs at a price of 100% of the principal amount, plus accrued and unpaid interest to but excluding the repurchase date; and

•	due on December 15, 2010, unless earlier converted, redeemed by U.S. Lions Gate at its option or repurchased by U.S. Lions Gate at your option as noted above.

      The notes are in denominations of $1,000 and integral denominations of $1,000 in fully registered form.

      The notes bear interest at an annual rate of 4.875% on the principal amount from December 3, 2003 or from the most recent date to which interest has been paid. We will pay interest in arrears on June 15 and December 15 of each year, commencing on June 15, 2004. Interest will be payable to holders of record at the close of business on June 1 and December 1 (whether or not a business day) immediately preceding each respective interest payment date, except that interest payable upon redemption, unless the date of redemption is an interest payment date, will be payable to persons to whom principal is payable. Each payment of interest on the notes will include interest accrued through the day prior to the applicable interest payment date or the date of maturity (or earlier repurchase, redemption or, in some circumstances, conversion), as the case may be. Any payment of principal and interest scheduled to be made on any day that is not a business day will be made on the next succeeding business day. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

      U.S. Lions Gate will pay principal, interest and premium, if any, on global notes to DTC in immediately available funds. U.S. Lions Gate will pay interest prior to maturity on:

•	definitive notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of these notes; and

•	definitive notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds at the election of the holders of these notes.

      U.S. Lions Gate will pay principal, premium, if any, and interest at maturity on definitive notes at U.S. Lions Gate’s office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

      The indenture does not contain any financial covenants and does not generally restrict us from paying dividends, incurring Senior Debt or any other indebtedness or issuing or repurchasing our other securities. The indenture also does not protect you in the event of a highly leveraged transaction or a change of control of Lions Gate or U.S. Lions Gate, except to the extent described under “— Repurchase at Option of Holders Upon a Change of Control” below.

      You may present definitive notes for conversion, registration of transfer and exchange, without service charge, at U.S. Lions Gate’s office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding conversion, registration of transfer and exchange of global notes, see “— Form, Denomination and Registration.”

Conversion Rights

      You may convert your notes into common shares of Lions Gate at any time on or prior to the close of business on the business day immediately preceding the maturity date unless your notes have been previously redeemed or repurchased. If you have submitted your notes for repurchase, you may convert your notes only if you withdraw your repurchase election. Your right to convert a note called for redemption or delivered for repurchase terminates at the close of business on the business day prior to the redemption date or repurchase date for that note, unless U.S. Lions Gate defaults in making the payment due upon redemption or repurchase. You may convert notes only in denominations of $1,000 principal amount and integral multiples of $1,000 principal amount.

      The initial conversion rate for the notes is 185.0944 shares per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $5.40 per share. The conversion price and, as a result, the conversion rate are subject to adjustment in certain events, as described below.

      You may convert all or part of any note by delivering the note at the corporate trust office of the trustee, J.P. Morgan Trust Company, National Association, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained from the trustee. The conversion date will be the date on which the note and the duly signed and completed conversion notice are so delivered.

      As promptly as practicable on or after the conversion date, U.S. Lions Gate will deliver to the trustee a certificate or certificates for the number of its full common shares of Lions Gate issuable upon conversion, together with payment in lieu of any fraction of a share. The certificate(s) will then be sent by the trustee to the transfer agent of Lions Gate, for delivery to the holder of the note being converted. Lions Gate’s common shares issuable upon conversion of the notes will be fully paid and non-assessable. A holder otherwise entitled to a fractional common share upon conversion of the notes will receive cash in an amount equal to the market value of that fractional share based upon the closing price of Lions Gate’s common shares on the business day immediately preceding the conversion date.

      Except as described below, if you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the preceding interest payment date to the date of conversion. However, if you are a holder of a note on a regular record date, including a note surrendered for conversion after the regular record date, you will receive the interest payable on such note on the next succeeding interest payment date. Accordingly, any note surrendered for conversion during the period from the close of business on a regular record date to the opening of business on the next succeeding interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of notes being surrendered for conversion. However, you will not be required to make that payment if you are converting a note, or a portion of a note, that we have called for redemption, or that you are entitled to require us to repurchase from you, if your conversion right would terminate because of the redemption or repurchase between the regular record date and the close of business on the second business day following the next succeeding interest payment date.

      See “Certain U.S. Federal and Canadian Income Tax Considerations” for the treatment of the conversion of the notes for tax purposes. Certificates representing common shares of Lions Gate will be issued or delivered only after all applicable taxes and duties, if any, payable by you have been paid.

      Owners who hold beneficial interests in the notes through participants or indirect participants who desire to convert their interests into common shares of Lions Gate should contact their brokers or the participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. To convert beneficial interests in a global note, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. If you hold definitive notes, you may convert all or part of any note by delivering the note to the office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained from the trustee. The conversion date will be the date on which the note and the duly signed and completed conversion notice are so delivered and all of the following requirements are satisfied. To convert a definitive note, you must:

•	complete and execute the conversion notice on the back of the note (or a facsimile thereof),

•	deliver the completed conversion notice and the notes to be converted to the specified office of the conversion agent,

•	pay all funds required, if any, relating to interest on the notes to be converted to which you are not entitled, as described in the third preceding paragraph, and

•	pay all taxes or duties, if any, as described in the preceding paragraph.

      The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. A certificate for the number of common shares of Lions Gate into which the notes are converted (and cash in lieu of any fractional shares) will be delivered as soon as practicable on or after the conversion date.

      We will adjust the conversion price for certain events, including:

(1)	issuances of Lions Gate common shares as a dividend or distribution on its common shares;

(2)	certain subdivisions and combinations of Lions Gate common shares;

(3)	issuances to all holders of Lions Gate common shares of certain rights or warrants to purchase its common shares (or securities convertible into its common shares) at less than (or having a conversion price per share less than) the current market price of Lions Gate common shares;

(4)	distributions to all holders of Lions Gate common shares of additional common shares (other than dividends, distributions, rights and warrants referred to in clauses (1) and (3) above on its common shares), evidences of U.S. Lions Gate’s or Lions Gate’s indebtedness or assets (including securities, but excluding:

(A)	any dividends or distributions in connection with a reclassification, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the fourth succeeding paragraph, or

(B)	any dividends or distributions paid exclusively in cash);

(5)	dividends or distributions consisting exclusively of cash to all holders of Lions Gate’s common shares; and

(6)	purchases of Lions Gate’s common shares pursuant to a tender or exchange offer made by Lions Gate or any of its subsidiaries to all holders of its common shares to the extent that the same involves an aggregate consideration that, together with any cash and the fair market value of any other consideration paid in any other tender or exchange offer by Lions Gate or any of its subsidiaries for its common shares made to all holders of its common shares expiring within the 12 months preceding such tender offer for which no adjustment has been made, exceeds 5% of Lions Gate’s market capitalization on the expiration of such tender or exchange offer.

      However, adjustment is not necessary if holders participate in the transactions otherwise giving rise to an adjustment on a basis and with notice that Lions Gate’s board of directors determines to be fair and appropriate, or in some other cases specified in the indenture.

      To the extent that Lions Gate has a rights plan in effect upon conversion of the notes into common shares of Lions Gate, you will receive, in addition to the common shares, the rights under the rights plan whether or not the rights have separated from the common shares at the time of conversion, subject to limited exceptions and no adjustments to the conversion price will be made, except in limited circumstances.

      We will not make an adjustment in the conversion price unless such adjustment would require a change of at least 1% in the conversion price in effect at such time. Any adjustment not made will be taken into account in any subsequent adjustment. Except as stated above, we will not adjust the conversion price for the issuance of Lions Gate’s common shares or any securities convertible into or exchangeable for Lions Gate’s common shares or carrying the right to purchase any of the foregoing.

      If Lions Gate:

•	reclassifies or changes its common shares (other than changes resulting from a subdivision or combination but including as a result of a compulsory share exchange) or

•	consolidates or combines with or merges into any person or sells or conveys to another person all or substantially all of its property and assets,

and the holders of Lions Gate’s common shares receive shares, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common shares, the holders of the notes may convert the notes into the consideration they would have received if they had converted their notes immediately prior to such reclassification, change, consolidation, combination, merger, sale or conveyance. U.S. Lions Gate and Lions Gate may not become a party to any such transaction unless its terms are consistent with the foregoing.

      If a taxable distribution to holders of Lions Gate’s common shares or other transaction occurs which results in any adjustment of the conversion price, including an adjustment at our option, you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of Lions Gate’s common shares. See “Certain U.S. Federal and Canadian Income Tax Consequences.”

      We may, from time to time and to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days, in which case, we will give at least 15 days’ notice of such decrease, if our board of directors has made the determination that such decrease would be in our best interests, which determination shall be conclusive. We may make such reductions in the conversion price, in addition to those set forth above, as we deem advisable to avoid or diminish any income tax to holders of Lions Gate’s common shares resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as such for income tax purposes. No such decreases will be taken into account when calculating the conversion price for purposes of determining whether the closing price of Lions Gate’s common shares exceeds 175% of the conversion price in connection with “Optional Redemption.”

Optional Redemption

      U.S. Lions Gate may not redeem the notes before December 15, 2006. On or after December 15, 2006, U.S. Lions Gate may redeem the notes on at least 30 days’ but not more than 60 days’ notice to the holders of the notes, in whole at any time or in part from time to time, at 100% of their principal amount, together with accrued and unpaid interest to, but excluding, the redemption date; provided, however, U.S. Lions Gate may only redeem the notes if the closing price of common shares of Lions Gate equals or exceeds 175% of the conversion price then in effect for at least 20 trading days within a period of any 30 consecutive trading days ending on the trading day before the date of the notice of the optional redemption.

      If U.S. Lions Gate does not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any notes are to be redeemed in part only, U.S. Lions Gate will issue a new note or notes in principal amount equal to the unredeemed principal portion thereof. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase at Option of Holders Upon a Change of Control

      If a change of control (as defined below) occurs at any time prior to the maturity of the notes, you will have the right to require U.S. Lions Gate to repurchase, in integral multiples of $1,000 of principal amount, any or all of your notes not previously called for redemption. Upon a change of control, U.S. Lions Gate will repurchase such notes at 100% of the principal amount to be repurchased, plus interest accrued and unpaid to, but excluding, the repurchase date. If the repurchase date falls after an interest record date and before the corresponding interest payment date, interest will be paid to the record holder of the notes. The repurchase date must be within 45 days after the date U.S. Lions Gate gives notice of a change of control.

      U.S. Lions Gate will mail to you a notice of the occurrence of a change of control and of your resulting repurchase right arising as a consequence of the change of control within 30 days following U.S. Lions Gate becoming aware of the occurrence of a change of control. To exercise the repurchase right, you must deliver on or before the first day before the repurchase date irrevocable written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which your right is being exercised.

      A “change of control” means an event or series of events in which:

•	any “person,” including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, of Lions Gate’s capital shares entitling that person to exercise more than 50% of the total voting power of all Lions Gate’s capital shares entitled to vote generally in elections of directors, other than any acquisition by Lions Gate, any of its subsidiaries or any of its employee benefit plans,

•	Lions Gate consolidates with or merges into any other corporation or business entity or conveys or transfers or leases all or substantially all of its assets to any other person, corporation or business entity or any other corporation or business entity merges into Lions Gate (except solely to the extent necessary to reflect a change in the jurisdiction of incorporation of Lions Gate), and in any such case Lions Gate’s shareholders immediately before such transaction own, directly or indirectly, less than 50% of the combined voting power of the outstanding voting securities of the corporation or business entity resulting from such transaction,

•	any “person,” including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, of U.S. Lions Gate’s capital stock entitling that person to exercise more than 50% of the total voting power of all U.S. Lions Gate capital stock entitled to vote generally in elections of directors, other than any acquisition by

Lions Gate, U.S. Lions Gate, any of their respective subsidiaries or any of their respective employee benefit plans, or

•	U.S. Lions Gate consolidates with or merges into any other corporation or business entity or conveys or transfers or leases all or substantially all of its assets to any other person, corporation or business entity or any other corporation or business entity merges into U.S. Lions Gate (except solely to the extent necessary to reflect a change in the jurisdiction of incorporation of U.S. Lions Gate), and in any such case U.S. Lions Gate’s shareholders immediately before such transaction own, directly or indirectly, less than 50% of the combined voting power of the outstanding voting securities of the corporation or business entity resulting from such transaction, provided that a change of control shall not be deemed to occur if either:

•	the closing price per share of the Lions Gate’s common shares for any five trading days within the period of 10 consecutive trading days commencing immediately after the announcement of such change of control shall equal or exceed 105% of the conversion price of the notes in effect on each trading day; or

•	at least 90% of the consideration in the change of control transaction consists of common shares traded primarily on a national securities exchange or quoted primarily on the NASDAQ Market, and as a result the notes become convertible solely into such common shares or capital stock.

      Beneficial ownership shall be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the SEC under the Exchange Act (except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, either immediately or with the passage of time). The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

      No quantitative or other established meaning has been given to the phrase “all or substantially all,” which appears in the definition of change of control, by courts that have interpreted this phrase in various contexts. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering such factors as the value of assets conveyed, the proportion of an entity’s income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a change of control may have occurred and, accordingly, as to whether or not holders of the notes will have the right to require U.S. Lions Gate to repurchase their notes.

      Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. U.S. Lions Gate will comply with this rule to the extent applicable at that time.

      The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving U.S. Lions Gate occur that may adversely affect holders.

      U.S. Lions Gate’s ability to repurchase notes upon the occurrence of a change of control is subject to important limitations. The occurrence of a change of control would cause an event of default under, or be prohibited or limited by, the terms of Senior Debt that U.S. Lions Gate and Lions Gate have incurred or that U.S. Lions Gate or Lions Gate may incur in the future. U.S. Lions Gate and Lions Gate do not assure you that they would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by U.S. Lions Gate to repurchase the notes when required following a change of control would result in an event of default under the indenture. Any such default may, in turn, cause a default under other senior debt that U.S. Lions Gate or Lions Gate have incurred or that U.S. Lions Gate or Lions Gate may incur in the future.

The Note Guarantee

      U.S. Lions Gate, the issuer of the notes, is a wholly-owned indirect subsidiary of Lions Gate. Lions Gate has fully and unconditionally guaranteed the payment of principal and interest on the notes on an unsecured senior subordinated basis. The guarantee by Lions Gate ranks junior to all existing and future Senior Debt of Lions Gate. The guarantee is subordinated to all indebtedness and other liabilities of all direct and indirect subsidiaries of Lions Gate (other than U.S. Lions Gate). The guarantee ranks equally in right of payment with all of Lions Gate’s other existing and future liabilities that are not otherwise subordinated in favor of the guarantee.

Ranking

      The notes and the guarantee are, to the extent set forth in the Indenture, subordinate in right of payment to the prior payment in full of all Senior Debt. Subsidiaries of U.S. Lions Gate are not guaranteeing the obligations of U.S. Lions Gate under the notes, and consequently the notes will be effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, of subsidiaries of U.S. Lions Gate. The notes and the guarantee rank equally in right of payment with all of U.S. Lions Gate’s or Lions Gate’s other existing and future liabilities that are not otherwise subordinated in favor of the notes. The notes rank senior in right of payment to all indebtedness that by its terms is expressly subordinate to the notes.

      Upon any payment or distribution of assets or securities of U.S. Lions Gate to creditors of any kind or character, whether in cash, property or securities, in connection with any dissolution or winding up or total or partial liquidation or reorganization of U.S. Lions Gate, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, the holders of Senior Debt will first be entitled to receive payment in full in cash or cash equivalents of principal of (and premium, if any) and interest on such Senior Debt (whether or not allowed in such proceeding) before the holders of notes are entitled to receive any payment of principal of (and premium, if any) or interest on the notes or on account of the purchase or redemption or other acquisition of notes by U.S. Lions Gate or any of its subsidiaries. In the event that notwithstanding the foregoing, the trustee or the holder of any note receives any payment or distribution of our assets of any kind or character (excluding shares of U.S. Lions Gate’s common stock or securities provided for in a plan of reorganization or readjustment which are subordinate in right of payment to all Senior Debt to substantially the same extent as the notes are so subordinated) before all the Senior Debt is paid in full, then such payment or distribution will be required to be paid over or delivered forthwith to the trustee in bankruptcy or other Person making payment or distribution of our assets for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay the Senior Debt in full.

      U.S. Lions Gate may not make any payments on account of the notes or on account of the purchase or redemption or other acquisition of notes if there shall have occurred and be continuing a default in the payment of principal of (or premium, if any) or interest on Senior Debt (including, without limitation, upon any acceleration of the maturity thereof) when due (a “Senior Payment Default”). In addition, if any default (other than a Senior Payment Default) with respect to any Senior Debt permitting, or which with the giving of notice or lapse of time (or both) would permit, the holders thereof (or a trustee on behalf thereof) to accelerate the maturity thereof (a “Senior Non-monetary Default”) has occurred and is continuing and U.S. Lions Gate and the trustee have received written notice thereof from the agent bank for any Credit Facility Debt or from an authorized person on behalf of any Designated Senior Debt, then U.S. Lions Gate may not make any payments on account of the notes or on account of the purchase or redemption or other acquisition of notes for a period (a “blockage period”) commencing on the date U.S. Lions Gate and the trustee receive such written notice and ending on the earlier of (a) 179 days after such date or on the date on which the trustee receives notice from the agent bank for the Credit Facility Debt or from any authorized person on behalf of any Designated Senior Debt, as applicable, rescinding such notice and (b) the date, if any, on which the Senior Debt to which such default relates is discharged or such default is waived or otherwise cured provided that no other default then exists except, in each case, any acceleration of the Senior Debt.

      Not more than one blockage period may be commenced during any period of 360 consecutive days, provided that, subject to the limitations set forth in the next sentence, the commencement of a blockage period by the representatives for, or the holders of, Designated Senior Debt other than under Credit Facility Debt, shall not bar the commencement of another blockage period by the agent bank for the Credit Facility Debt within such period of 360 consecutive days. There must be 180 consecutive days in any 360-day period in which no blockage period is in effect. No event of default that existed or was continuing (it being acknowledged that any subsequent action that would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose) on the date of the commencement of any blockage period with respect to the Designated Senior Debt or Credit Facility Debt initiating such blockage period shall be, or shall be made, the basis for the commencement of a second blockage period by the representative for, or the holders of, such Designated Senior Debt or Credit Facility Debt, whether or not within a period of 360 consecutive days, unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days. For the purposes hereof, “Designated Senior Debt” means any Senior Debt (other than under any Senior Bank Facility) in an original principal amount of not less than $50 million.

Events of Default

      Each of the following constitutes an event of default under the indenture:

(1)	U.S. Lions Gate’s failure to pay when due the principal of or premium, if any, on any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise;

(2)	U.S. Lions Gate’s failure to pay an installment of interest (or liquidated damages, if any, as defined in the registration rights provisions discussed below) on any of the notes for 30 days after the date when due;

(3)	U.S. Lions Gate’s or Lions Gate’s failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring U.S. Lions Gate or Lions Gate to remedy the same, shall have been given to U.S. Lions Gate or Lions Gate by the trustee or to U.S. Lions Gates or Lions Gate and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(4)	a default under any indebtedness for money borrowed by us or any of our subsidiaries that is a “significant subsidiary” (within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC), the aggregate outstanding principal amount of which is in an amount in excess of $10 million, which default:

•	is caused by a failure to pay when due principal on such indebtedness by the end of the applicable grace period, if any, unless such indebtedness is discharged or

•	results in the acceleration of such indebtedness, unless such acceleration is waived, cured, rescinded or annulled;

(5)	certain events of bankruptcy or reorganization with respect to U.S. Lions Gate, Lions Gate or any of the subsidiaries of Lions Gate that is a significant subsidiary with respect to Lions Gate; or

(6)	failure to provide notice required upon a change of control.

      The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

      If an event of default specified in clause (5) above occurs and is continuing with respect to U.S. Lions Gate or Lions Gate, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (5) above with respect to U.S. Lions Gate or Lions Gate (the default not having been cured or waived as provided under “— Modifications, Amendments, Waivers and Meetings” below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Except as provided below, such declaration may be rescinded or annulled either with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding or a majority in aggregate principal amount of the notes represented at a meeting at which a quorum (as specified under “— Modifications, Amendments, Waivers and Meetings”) is present, in each case upon the conditions provided in the indenture.

      No holder of any note will have any right to pursue any remedy with respect to the indenture or the notes unless, among other things,

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the trustee to pursue the relevant remedy, and

•	the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction inconsistent with that request within 60 days after receipt of that request.

      However, the right of any holder to bring suit for the enforcement of any payment of principal, any redemption or repurchase amounts or interest in respect of those notes held by that holder on or after the respective due dates expressed in the notes, or the right to convert will not be impaired or adversely affected without that holder’s consent. Accrued but unpaid interest will be payable upon any conversion of notes made concurrently with or after acceleration of the notes following an event of default.

      The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the notes then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

      U.S. Lions Gate and Lions Gate are required to furnish annually to the trustee a statement as to the fulfillment of their obligations under the indenture.

Consolidation, Merger or Assumption

      U.S. Lions Gate and Lions Gate shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all their assets, whether in a single transaction or series of related transactions to any person unless:

•	U.S. Lions Gate or Lions Gate, as the case may be, are the resulting, surviving or transferee person, or the Successor Company, or the Successor Company is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor Company (if not U.S. Lions Gate or Lions Gate) expressly assumes by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee, all of U.S. Lions Gate’s and Lions Gate’s obligations under the indenture and the notes, including the conversion rights;

•	immediately after giving effect to such transaction no event of default under the indenture has happened and is continuing; and

•	U.S. Lions Gate and Lions Gate deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with the indenture and the notes.

Modifications, Amendments, Waivers and Meetings

      The indenture (including the terms and conditions of the notes) may be modified or amended by U.S. Lions Gate, Lions Gate and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

•	adding to U.S. Lions Gate’s and Lions Gate’s covenants for the benefit of the holders of notes;

•	surrendering any right or power conferred upon U.S. Lions Gate or Lions Gate;

•	providing for conversion rights of holders of notes if any reclassification or change of Lions Gate’s common shares or any consolidation, merger or sale of all or substantially all of Lions Gate’s or U.S. Lions Gate’s assets occurs;

•	providing for the assumption of U.S. Lions Gate’s and Lions Gate’s obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

•	reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of notes;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	making any changes or modifications necessary in connection with the registration of the notes and the common shares of Lions Gate to be delivered upon conversion of the notes under the Securities Act as contemplated in the registration rights of the holders of the notes, attached as an appendix to the Indenture; provided that such change or modification does not, in the good faith opinion of U.S. Lions Gate’s board of directors and the trustee, adversely affect the interests of the holders of notes in any material respect;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good-faith opinion of U.S. Lions Gate’s board of directors and the trustee, adversely affect the interests of the holders of notes in any material respect; or

•	adding or modifying any other provisions with respect to matters or questions arising under the indenture which U.S. Lions Gate, Lions Gate and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes.

      The indenture (including the terms and conditions of the notes) may also be modified or amended, and past defaults by U.S. Lions Gate or Lions Gate may be waived (other than a default of any payment on the notes, which may only be waived with the consent of each affected holder of notes), either:

•	with the written consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding or

•	by the adoption of a resolution at a meeting of holders by at least a majority in aggregate principal amount of the notes represented at such meeting. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding.

      However, without the consent or the affirmative vote of each holder affected thereby, no modification or amendment to the indenture (including the terms and conditions of the notes) shall:

•	change the maturity of the principal of or any installment of interest on any note (including any payment of additional interest);

•	reduce the principal amount of, or any premium or interest on (including any payment of liquidated damages), any note;

•	change the currency of payment of any note or interest thereon;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•	modify U.S. Lions Gate’s or Lions Gate’s obligations to maintain an office or agency in New York City;

•	amend the repurchase option of holders upon a change of control after the occurrence of a change of control, the conversion rights of holders of the notes in a manner adverse to the holders; provided, that the execution of a supplemental indenture solely to permit a Successor Company to assume U.S. Lions Gate’s and Lions Gate’s obligations under the notes shall not be deemed to be adverse to the holders;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of notes;

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of notes outstanding required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

Satisfaction and Discharge

      U.S. Lions Gate may satisfy and discharge its obligations under the indenture:

•	by delivering to the trustee for cancellation all outstanding notes, or

•	by depositing with the trustee, within one year before the notes have become due and payable, whether at stated maturity or any other redemption date, or within one year of the notes being scheduled for conversion or otherwise, cash or common shares (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and all other sums payable by U.S. Lions Gate under the indenture.

Repurchase and Cancellation

      All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

      U.S. Lions Gate and Lions Gate may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by U.S. Lions Gate or Lions Gate may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

Governing Law

      The indenture and the notes is governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

      J.P. Morgan Trust Company, National Association, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes, and may be reached at J.P. Morgan Trust Company, Attention: Mitch Gardner, Telephone: (415) 315-7745, Facsimile:

(415) 315-7585. CIBC Mellon Trust Company is the transfer agent and registrar for common shares of Lions Gate. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

      As required under the registration rights provisions with the noteholders, Lions Gate and U.S. Lions Gate have, at their expense, filed with the SEC a shelf registration statement on Form S-3, of which this prospectus is a part, covering resales by holders of all notes and the common shares issuable upon conversion of the notes. U.S. Lions Gate and Lions Gate will use their respective commercially reasonable efforts to cause the shelf registration statement to become effective within 180 days of the issuance of the notes and will use their respective commercially reasonable efforts to keep the shelf registration statement effective until the earliest of:

•	the date when all of the registrable securities have been sold pursuant to the shelf registration statement or Rule 144 under the Securities Act, or any similar provision then in force, but not Rule 144A;

•	the expiration of the holding period under Rule 144(k) under the Securities Act applicable to holders that are not affiliates of Lions Gate;

•	the date when all of the notes and the Lions Gate’s common shares issuable upon conversion of the notes have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise); and

•	December 3, 2005.

      The term “registrable securities” in this section refers to the notes and to the common shares of Lions Gate issuable upon conversion of the notes until the earliest of:

•	the effective registration under the Securities Act and the resale of the securities in accordance with the registration statement;

•	the expiration of the holding period under Rule 144(k) under the Securities Act for holders that are not affiliates of Lions Gate; and

•	the sale to the public pursuant to Rule 144 under the Securities Act, or any similar provision then in force, but not Rule 144A.

      U.S. Lions Gate and Lions Gate collectively may suspend the use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not:

•	exceed an aggregate of 30 days for all suspensions in any 3-month period; or

•	exceed an aggregate of 90 days for all suspensions in any 12-month period.

      U.S. Lions Gate will pay, and Lions Gate will guarantee the payment of, predetermined additional interest if the prospectus is unavailable for periods in excess of those permitted above. Additional interest as liquidated damages will be paid semiannually in arrears, with the first semiannual payment due on the first June 15 or December 15 to occur after the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

•	0.25% of the aggregate principal amount of the note per annum to and including the 90th day after the registration default; and

•	0.50% of the principal amount of a note per annum from and after the 91st day after such registration default until such default is cured.

      In no event will additional interest accrue at a rate per annum exceeding 0.50%. If a holder has converted some or all of its notes into Lions Gate’s common shares, and if those common shares continue to be registrable securities, the holder will be entitled to receive equivalent amounts based on the conversion price in effect during the period of default. U.S. Lions Gate and Lions Gate will have no other liabilities for monetary damages with respect to their registration obligations. A holder will not be entitled to additional interest during the period of registration default resulting from the unavailability of the prospectus for a period exceeding the suspension periods described above unless it has provided all information requested by the questionnaire described below prior to the deadline.

Rule 144A Information Request

      Upon request, U.S. Lions will make available to the holders or beneficial holders of the notes or the underlying common shares of Lions Gate and prospective purchasers the information required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of Lions Gate.

Form, Denomination and Registration

      Denomination and Registration. The notes have been issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

      Global Notes; Book-Entry Form. The notes are evidenced by global notes. U.S. Lions Gate has deposited the global notes with DTC and registered the notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      A holder may hold its interest in a global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, which are referred to as “participants.” Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

      Persons who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which are referred to as “indirect participants.”

      So long as Cede & Co., as the nominee of DTC, is the registered owner of a note, Cede & Co. for all purposes will be considered the sole holder of such note. Except as provided below, owners of beneficial interests in a note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the note.

      U.S. Lions Gate will pay additional interest as described above under “— Registration Rights,” if any, and interest payments on the global notes and the repurchase price of a note to Cede & Co., as the registered owner of the note, by wire transfer of immediately available funds on each interest payment date, if any, or the repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      U.S. Lions Gate has been informed that DTC’s practice is to credit participants’ accounts on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

      Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest. None of U.S. Lions Gate, Lions Gate, the trustee, registrar, paying agent or conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion as described below, only at the direction of one or more participants to whose account with DTC interests in the note are credited, and only in respect of the principal amount of the notes represented by the note as to which the participant or participants has or have given such direction.

      Owners who hold beneficial interests in the notes through participants or indirect participants who desire to convert their interests into common shares of Lions Gate should contact their brokers or the participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      DTC has agreed to the foregoing procedures to facilitate transfers of interests in a note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by U.S. Lions Gate within 90 days, U.S. Lions Gate will issue notes in certificated form in exchange for notes.

      Definitive Notes. Definitive notes may be issued in exchange for notes represented by the global notes if U.S. Lions Gate does not appoint a successor depositary as set forth above under “— Global Notes: Book Entry Form” or in certain other circumstances set forth in the indenture.

Certain Definitions

      Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all terms used in the indenture.

      “Credit Facility Debt” means any and all amounts payable under or in respect of the Senior Bank Facilities including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Lions Gate or U.S. Lions Gate whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof, in an aggregate principal amount not to exceed $400 million at any one time outstanding.

      “Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or any entity similar to any of the foregoing organized under the laws of other countries, or a governmental agency or political subdivision thereof.

      “Senior Bank Facilities” means the amended and restated credit facility among Lions Gate, JPMorgan Chase Bank and U.S. Lions Gate, certain subsidiaries of Lions Gate as guarantors and the other lenders referred to therein, dated December 15, 2003, and, any amendment, extension, modification or waiver thereof, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing amounts of available borrowing thereunder or adding additional guarantors thereunder) all or any portion of the Credit Facility Debt under such agreement or any successor or replacement agreement, whether or not with the same lenders or agent, so long as any such refinancing, or amendment, extension, modification or waiver of any then existing financing, is secured by assets of Lions Gate or U.S. Lions Gate or their respective subsidiaries.

      “Senior Debt” means any existing and future obligations of a Person with respect to (i) Credit Facility Debt (ii) Vendor Financing Debt and (iii) to the extent of the value of the assets securing the debt described in this clause (iii), all secured financing in connection with motion picture and television production and/or acquisition (including the rights of the entertainment guilds pursuant to their collective bargaining agreements with the film and television industries), and the acquisition of libraries and catalogues (either directly or through acquisitions of entities whose principal assets consist of libraries and/or catalogues).

      “Vendor Financing Debt” means obligations of Lions Gate or U.S. Lions Gate, directly or by guarantee, owing to Persons providing financing to any of such entities, which Persons are bona fide suppliers of products or services to such entities, in an aggregate principal amount not to exceed $55.0 million at any one time outstanding for all such Persons. If at any time there are obligations outstanding to all such Persons in a principal amount in excess of $55.0 million, then the Vendor Financing Debt shall be allocated as determined in the indenture.

DESCRIPTION OF SHARE CAPITAL OF LIONS GATE

      Lions Gate may issue, from time to time, shares of one or more series or classes of its common or preferred shares. The following summary description sets forth some of the general terms and provisions of the shares. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the shares, you should refer to the provisions of Lions Gate’s articles of incorporation.

      Lions Gate’s authorized capital consists of 500,000,000 common shares and 200,000,000 preferred shares, 1,000,000 shares of which are designated as 5.25% Convertible Redeemable Series A Preferred Shares and 10 of which are designated as Series B Preferred Shares.

Common Shares

      At the close of business on June 4, 2004, 95,958,110 of Lions Gate’s common shares were issued and outstanding (giving effect to the conversion of the remaining outstanding shares of our 5.25% Convertible Redeemable Series A Preferred Shares as discussed below under “Series A Preferred Shares”). The diluted number of Lions Gate’s common shares issued and outstanding assuming conversion of all the notes and the exercise of all of the warrants would be 112,313,374. Lions Gate’s common shares are listed on AMEX and the TSX under the symbol “LGF.” Subject to any preference as to dividends provided to the holders of any of Lions Gate’s preferred shares, and to other shares ranking senior or pari passu to Lions Gate’s common shares with respect to priority in the payment of dividends, the holders of Lions Gate’s common shares will be entitled to receive dividends. Lions Gate will pay dividends on the common shares, as and when declared by Lions Gate’s board of directors, out of monies properly applicable to the payment of dividends, in the manner and form the board of directors determines. At the present time, given Lions Gate’s anticipated capital requirements Lions Gate intends to follow a policy of retaining earnings in order to finance further development of its business. Lions Gate is also limited in its ability to pay dividends on its common shares by restrictions under the Business Corporations Act (British Columbia) relating to the sufficiency of profits from which dividends may be paid and by the terms of its credit facility. Holders of common shares have no preemptive, conversion or redemption rights and are not subject to further assessment by Lions Gate.

      If Lions Gate dissolves or liquidates, or its assets are distributed among its shareholders for the purpose of winding-up its affairs, the holders of Lions Gate’s common shares will be entitled to receive its remaining property and assets.

      Except for meetings at which only holders of another specified class or series of Lions Gate’s shares are entitled to vote separately as a class or series, the holders of Lions Gate’s common shares will be entitled to receive notice of and to attend all meetings of Lions Gate’s shareholders and will have one vote for each common share held at all meetings of Lions Gate’s shareholders.

      Pursuant to Lions Gate’s charter and the provisions of the Business Corporations Act (British Columbia), certain actions that may be proposed by Lions Gate require the approval of its shareholders. Lions Gate may, by ordinary resolution, alter its charter to increase its authorized capital by such means as creating shares with or without par value or increasing the number of shares with or without par value. Under the Business Corporations Act (British Columbia), an ordinary resolution is a resolution passed at a duly-convened meeting of shareholders by a simple majority of the votes cast in person or by proxy, or a written resolution that has been submitted to all shareholders who would have been entitled to vote on it at a meeting of shareholders and consented to by shareholders holding shares carrying not less than three-fourths of the votes entitled to be cast on it. Lions Gate may, by special resolution, alter its charter to subdivide, consolidate, change from shares with par value to shares without par value or from shares without par value to shares with par value or change the designation of all or any of its shares. Lions Gate may also, by special resolution, alter its charter to create, define, attach, vary, or abrogate special rights or restrictions to any shares. Under the Business Corporations Act (British Columbia), a special resolution is a resolution passed at a duly-convened meeting of shareholders by three-fourths of the votes cast in person or by proxy, or a written resolution consented to by all shareholders who would have been entitled to vote at a meeting of shareholders. In addition, with respect to capital alterations that apply to any part of a class or, in the case of any class with more than one series, any series of issued shares or where rights attached to issued shares are prejudiced or interfered with, that class or series must consent by separate resolution requiring three-fourths of the votes cast.

Registration Rights Agreements

      Lions Gate has a Registration Rights Agreement with Mr. Mark Amin and Mr. Reza Amin, pursuant to which Lions Gate has agreed to file registration statements covering the Lions Gate capital shares that they own. As of March 31, 2004, Mark Amin and Reza Amin had the right to demand up to two registration statements. In addition, Lions Gate gave these shareholders various piggyback registration rights. In general, Lions Gate will pay all fees, costs and expenses of any such registration statements.

      Lions Gate also has a Registration Rights Agreement with ENT Holding Corporation, pursuant to which Lions Gate has filed this registration statement covering the Lions Gate capital shares that ENT Holding Corporation and permitted transferees own. Lions Gate will pay all fees, costs and expenses of registering such shares.

Preferred Shares

      Lions Gate may issue, from time to time, without further shareholder approval (subject to applicable stock exchange rules), preferred shares in one or more series. Lions Gate currently has one series of preferred shares issued and outstanding. Lions Gate’s board is authorized to determine for each series of preferred shares:

•	the designation of such shares and the number of shares that constitute such series;

•	the dividend rate (or the method of calculation thereof), if any, on the shares of such series and the priority as to payment of dividends with respect to other classes or series of Lions Gate’s capital shares;

•	the dividend periods (or the method of calculating the dividend period);

•	the voting rights of the shares;

•	the liquidation preference and the priority as to payment of such liquidation preference with respect to the classes or series of preferred shares and any other rights of the shares of such series if Lions Gate liquidates or winds up its affairs;

•	whether or not and on what terms Lions Gate can redeem or repurchase the shares;

•	whether and on what terms the shares may be converted or exchanged for other debt or equity securities;

•	whether depositary shares representing the shares will be offered and, if so, the fraction of a share of the series of preferred shares represented by each depositary share;

•	whether the shares will be listed on a securities exchange; and

•	the other material rights, preferences, privileges, qualifications, limitations and restrictions of the series.

      The preferred shares, when issued, will be fully paid and not liable to further calls or assessment by Lions Gate. If Lions Gate should redeem or otherwise reacquire preferred shares, then these shares will resume the status of authorized and unissued preferred shares undesignated as to series and will be available for subsequent issuance. Payment of dividends on any series of preferred shares may be restricted by loan agreements, indentures and other transactions entered into by Lions Gate. The shares of a series of preferred shares will not have any preferences, voting powers or relative, participating, optional or other special rights except as specifically set forth or in Lions Gate’s charter, the applicable certificate of designation, or as otherwise required by law.

Series A Preferred Shares

      On December 21, 1999, Lions Gate issued 13,000 shares of its 5.25% Convertible Redeemable Series A Preferred Shares, of which 1,986 remain issued and outstanding at December 31, 2003. On February 27, 2004, the Company converted all remaining Series A Preferred Shares into 2,201,869 common shares.

Series B Preferred Shares

      As a condition of the purchase of Trimark Holdings, Inc., a company that became Lions Gate’s subsidiary, on October 13, 2000, Lions Gate issued ten Series B Preferred Shares at $10 per share to the principal shareholder of the subsidiary. The Series B Preferred Shares are non-transferable and are not entitled to dividends. The Series B Preferred Shares are non-voting except that the holder, who was a principal of the acquired subsidiary, has the right to elect himself to the board of directors. The Series B Preferred Shares are redeemable by Lions Gate if certain events occur. The Series B Preferred Shares have a liquidation preference equal to the stated value of $10 per share.

CERTAIN U.S. FEDERAL AND CANADIAN INCOME TAX CONSIDERATIONS

U.S. Income Taxation

      The following summary discusses certain material U.S. federal income tax consequences relating to the purchase, ownership, and disposition of the notes and common shares of Lions Gate (including shares received upon conversion of notes). This summary deals only with notes and Lions Gate’s common shares held and beneficially held as capital assets. Additionally, this summary does not deal with special situations, such as:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, banks, financial institutions, insurance companies, tax-exempt entities and traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	tax consequences to persons holding notes or common shares as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to U.S. Holders (as defined below) of notes or common shares whose “functional currency” is not the U.S. dollar;

•	tax consequences to persons who are directors or officers of Lions Gate or who otherwise own or are deemed to own, at any time including in the future, 10% or more, by vote or value, of Lions Gate in the aggregate or any class of Lions Gate’s shares;

•	alternative minimum tax consequences, if any; or

•	any gift, estate, state, local or foreign tax consequences.

      The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and U.S. Treasury Regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service, or the IRS, will not challenge one or more of the tax consequences discussed herein. If a partnership holds notes or Lions Gate’s common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes or Lions Gate’s common shares, you should consult your tax adviser. Whether a note is treated as debt (and not equity) for U.S. federal income tax purposes is an inherently factual question and no single factor is determinative. We will treat the notes as indebtedness for U.S. federal income tax purposes and the following discussion assumes that such treatment will be respected.

      If you are considering the purchase of notes or Lions Gate’s common shares, you should consult your own tax advisers concerning the U.S. federal income tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction.

Consequences to U.S. Holders

      The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a U.S. Holder of the notes or Lions Gate’s common shares, as defined below. Certain consequences that will apply to you if you are a Non-U.S. Holder, as defined below, of the notes or Lions Gate’s common shares are described under “— Consequences to Non-U.S. Holders” below. You are a “U.S. Holder” if you are the beneficial owner of a note or Lions Gate’s common shares and you are:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payment of Interest

      You must include interest paid on the notes as ordinary income at the time it is received or accrued, in accordance with your regular method of accounting for U.S. federal income tax purposes. Interest payments will constitute U.S. source income for foreign tax credit purposes even if Lions Gate makes such payments pursuant to the guarantee, and, as discussed below under “Certain Canadian Federal Income Tax Considerations — Payment of Interest on the Notes,” such interest payments are subject to Canadian withholding taxes. As discussed below under “— Dividends on Common Shares,” Canadian withholding taxes could be eligible for a foreign tax credit, subject to various limitations under the Code (including the limitations in Sections 901 and 904 of the Code). The availability of the foreign tax credit may be further limited because the interest on the notes will be U.S. source income. You are urged to consult your tax advisors to determine whether and to what extent a foreign tax credit or deduction might be available to you in connection with Canadian taxes withheld from interest paid by Lions Gate pursuant to the guarantee.

Contingent Payments

      As described under “Description of the Notes — Registration Rights,” U.S. Lions Gate may be required to pay holders of the notes additional interest as liquidated damages in the event the use of the prospectus to sell notes or Lions Gate’s common shares is suspended for specified periods. This obligation may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” If the notes were deemed to be contingent payment debt instruments, you might, among other things, be required to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than as capital gain. The regulations applicable to contingent payment debt instruments have not been the subject of authoritative interpretation and therefore the scope of the regulations is not certain. We intend to take the position that the likelihood that such payments will be made is remote and therefore the notes are not subject to the rules governing contingent payment debt instruments. This determination will be binding on you unless you explicitly disclose in a statement attached to your timely filed U.S. federal income tax return for the taxable year that includes the acquisition date of the note that your determination is different. It is possible, however, that the IRS may take a contrary position from that described above, in which case the timing and character of your income from the notes and with respect to the payments of liquidated damages may be different than described herein. If you are considering the purchase of notes, you should consult your tax advisor regarding the possible application of the contingent payment debt instrument rules to the notes.

Sale, Exchange, Conversion into Lions Gate’s Common Shares, Redemption and Other Disposition of Notes

      You will generally recognize gain or loss upon the sale (including a sale pursuant to certain special and other redemption and repurchase rights described in “Description of the Notes”), exchange, conversion into Lions Gate’s common shares, redemption or other disposition of a note equal to the difference between the amount of cash plus the fair market value of any property received (except to the extent attributable to accrued interest which is taxable as ordinary income), including the fair market value of Lions Gate’s common shares, and your adjusted tax basis in the note, which will generally be equal to the amount paid for the note, plus any amounts paid in connection with such conversion representing interest at the time of conversion into Lions Gate’s common shares or other disposition of the note, plus any market discount you previously included in income, and reduced by any amortized premium (as discussed below). Any such gain or loss will be capital gain or loss (subject to the market discount provisions, as discussed below), and will be U.S. source income for foreign tax credit purposes. If you are not a corporation and have held the note for more than one year, such capital gain will generally be subject to a preferential tax rate. Your ability to deduct capital losses may be subject to limitations.

      Upon a conversion of your notes into Lions Gate’s common shares, the tax basis of the common shares of Lions Gate you receive will equal the fair market value of the common shares of Lions Gate that you receive on the conversion date. Your holding period for Lions Gate’s common shares will begin on the date after the conversion.

Market Discount

      If you are not an initial purchaser of the notes, you may be affected by the market discount provisions of the Code. For this purpose, and subject to a de minimis exception, the market discount on a note generally will equal the amount, if any, by which the stated redemption price at maturity of the note (which is its stated principal amount) exceeds your adjusted tax basis in the note when purchased. Subject to a limited exception, these provisions generally require that if you acquire a note at a market discount, you would include as ordinary income upon the disposition, conversion into Lions Gate’s common shares, retirement or gift of that note an amount equal to the lesser of (i) the gain realized upon the disposition, conversion into Lions Gate’s common shares or retirement or, in the case of a gift, the appreciation in the notes, and (ii) the accrued market discount on that note at the time of disposition, conversion into Lions Gate’s common shares, maturity or gift, unless you elect to include accrued market discount in income over the remaining life of the note.

      The election to include market discount in income over the life of the note, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at your election, under a constant yield method. If you acquire a note at a market discount and do not elect to include accrued market discount in income over the life of the note, you may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until the note is disposed of in a taxable transaction. The rules regarding market discount are complex, and you should consult your tax advisor regarding how these rules may apply to you.

Premium

      If you purchase a note at a premium over its stated principal amount, plus accrued interest, you generally may elect to amortize that premium from the purchase date to the note’s maturity date under a constant yield method. Amortizable premium, however, will not include any premium attributable to a note’s conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note’s purchase price over what the note’s fair market value would be if there were no conversion feature. Amortized premium, which reduces your basis in the note, can only offset interest income on a note and may not be deducted against other income. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. The rules regarding premium are complex, and you should consult your tax advisor regarding how these rules may apply to you.

Constructive Dividend

      The conversion price of the notes is subject to adjustment under certain circumstances. You may be treated as having received a constructive distribution, generally resulting in foreign source ordinary income to the extent of Lions Gate’s current and/or accumulated earnings and profits, if, and to the extent that, certain adjustments in the conversion price (particularly an adjustment to reflect a taxable dividend to holders of Lions Gate’s common shares) increase your proportionate interests in Lions Gate’s assets or earnings and profits, whether or not you ever exercise your conversion privilege. Therefore, you may recognize income in the event of a deemed distribution even though you may not receive any cash or property. Generally, your tax basis in a note should be increased to the extent any such constructive distribution is treated as a dividend. Moreover, if there is an adjustment (or a failure to make an adjustment) to the conversion price of the notes that increases the proportionate interest of the holders of outstanding common shares of Lions Gate in Lions Gate’s assets or earnings and profits, then such increase in the proportionate interest of the holders of Lions Gate’s common shares generally will be treated as a distribution to such holders taxable as a dividend to the extent of Lions Gate’s current and/or accumulated earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in your interests in Lions Gate, however, will generally not be considered to result in a constructive dividend distribution.

Dividends on Common Shares

      If Lions Gate makes a distribution of cash or other property (other than certain pro rata distributions of Lions Gate’s common shares) in respect of Lions Gate’s common shares (including shares received upon conversion of notes), then, subject to the discussion under the heading “Anti-Deferral Rules” below, the gross amount of distributions you receive on your common shares of Lions Gate will generally be treated as dividend income if the distributions are made from Lions Gate’s current or accumulated earnings and profits, calculated according to U.S. federal income tax principles. Dividends are generally subject to U.S. federal income tax as ordinary income on the day you actually or constructively receive such income. However, under recent legislation applicable to taxable years beginning on or before December 31, 2008, we believe that dividends (including constructive dividends) on Lions Gate’s common shares could constitute qualified dividend income, generally taxable to you at a preferential rate if you are not a corporation, and otherwise at the ordinary rates applicable to corporations.

      To the extent that the amount of any distribution exceeds the current and accumulated earnings and profits of Lions Gate for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in your adjusted basis in your common shares of Lions Gate, thereby increasing the amount of gain or decreasing the amount of loss that you will recognize on a subsequent disposition of your common shares of Lions Gate. Generally, the amount of any distribution in excess of current and accumulated earnings and profits and adjusted basis will be taxed as capital gain recognized on a sale or exchange. However, Lions Gate does not intend to calculate U.S. earnings and profits and, accordingly, it is possible that all distributions will be reported as dividends. If you are a corporation, you will not be entitled to claim a dividends-received deduction with respect to distributions you receive from Lions Gate.

      For foreign tax credit purposes, dividends (including constructive dividends) paid by a foreign corporation generally constitute foreign source income and generally constitute “passive income.” Subject to various limitations set forth in the Code (including the limitations in Sections 901 and 904 of the Code), which affect different taxpayers differently according to their circumstances, the foreign tax withheld or paid, if any, with respect to dividends on Lions Gate’s common shares generally will be eligible for credit against your federal income tax liability. Alternatively, you may claim a deduction for such amount of withheld foreign taxes, but only for a year for which you elect to do so with respect to all foreign taxes. The overall limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. You are urged to consult your tax advisors to determine whether and to what extent a foreign tax credit or deduction might be available to you in connection with Canadian taxes withheld from dividends paid on Lions Gate’s common shares.

      Dividends paid in Canadian dollars will be included in your income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of your receipt of the dividend, regardless of whether the payment is in fact converted into U.S. dollars. If such a dividend is converted into U.S. dollars on the date of receipt, you generally should not be required to recognize foreign currency gain or loss in respect of the dividend income. If the Canadian dollars received as a dividend distribution are not converted into U.S. dollars on the date of receipt, then you may recognize exchange gain or loss on a subsequent conversion of such Canadian dollars into U.S. dollars. The amount of any gain or loss recognized in connection with a subsequent conversion will be treated as ordinary income or loss and generally will be treated as U.S. source income or loss for foreign tax credit purposes.

Sale or Other Disposition of Common Shares

      Subject to the discussion under the heading “Anti-Deferral Rules” below, when you sell or otherwise dispose of Lions Gate’s common shares, you will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and your tax basis in Lions Gate’s common shares, which will generally be the amount you paid for the common shares of Lions Gate, or, if you acquired the common shares of Lions Gate through a conversion of a note, the fair market value of the common shares of Lions Gate as of the conversion date, reduced by any previous distributions that are not characterized as dividends. Any recognized gain or loss will be capital gain or loss. In general, any capital gain or loss will be treated as U.S. source gain or loss, as the case may be, for U.S. foreign tax credit purposes. If you are not a corporation and have held the Lion’s Gate common shares for more than one year on the date of sale or other disposition, such capital gain will generally be subject to a preferential tax rate. Your ability to deduct capital losses may be subject to limitations.

      If you receive proceeds upon the sale or exchange of Lions Gate’s common shares denominated in Canadian dollars, you will realize an amount equal to the U.S. dollar value of the proceeds calculated by reference to the exchange rate in effect on the date of the sale or other disposition (or in the case of cash basis and electing accrual basis taxpayers, the settlement date), regardless of whether the payment is in fact converted into U.S. dollars. You will have a basis in the Canadian dollars received equal to the U.S. dollar value of the Canadian dollars when received. If such proceeds are converted into U.S. dollars on the date of receipt, you generally should not be required to recognize foreign currency gain or loss in respect of the proceeds from the sale or exchange. If the Canadian dollars received upon the sale or exchange are not converted into U.S. dollars on the date of receipt, then you may recognize exchange gain or loss on a subsequent conversion of such Canadian dollars into U.S. dollars. The amount of any gain or loss recognized in connection with a subsequent conversion generally will be treated as ordinary income or loss and generally will be treated as U.S. source income or loss for foreign tax credit purposes.

      Your adjusted tax basis and holding period in Lions Gate’s common shares received upon a conversion of a note are determined as discussed above under “— Sale, Exchange, Conversion into Lions Gate’s Common Shares, Redemption and Other Disposition of Notes.” Your ability to deduct capital losses may be limited.

Anti-Deferral Rules

      The earnings of foreign corporations are generally not subject to U.S. federal income tax until they are distributed to their shareholders. You should be aware, however, that there are certain anti-deferral rules that, if applicable, might accelerate U.S. federal income taxation to you with respect to your share of some or all of the earnings of Lions Gate in advance of cash distribution or might otherwise have adverse tax consequences to you. The more commonly applicable such anti-deferral rules are the so-called passive foreign investment company, or PFIC, controlled foreign corporation, or CFC, and foreign personal holding company, or FPHC, rules.

      Because Lions Gate and its subsidiaries are actively engaged in businesses related to the entertainment industry, we believe that Lions Gate is not, nor will become, a PFIC for U.S. federal income tax purposes. In addition, you will not be treated as an indirect holder of the shares of a PFIC even if one or more of Lions Gate’s foreign subsidiaries is or becomes a PFIC for U.S. federal income tax purposes. A foreign corporation would be a PFIC in any taxable year in which, after application of certain look-through rules, at least 75% of its gross income is passive income, or at least 50% of the average value of its assets produces or is held for the production of passive income.

      Because PFIC determinations are made annually and the situation of Lions Gate and its foreign subsidiaries could change as a result of, among other things, changes in their activities or assets, it is possible that Lions Gate may become a PFIC in the future. If, for example, Lions Gate were to become a PFIC in any taxable year in which you hold Lions Gate’s common shares, you would generally be subject to additional taxes and interest charges on certain “excess” distributions from Lions Gate and any gain realized on the disposition or deemed disposition of your common shares of Lions Gate regardless of whether Lions Gate continues to be a PFIC. To compute your tax on excess distributions or any gain, (i) the excess distribution or the gain would be allocated ratably to each day in your holding period for Lions Gate’s common shares, (ii) the amount allocated to the current year and any tax year before Lions Gate became a PFIC would be taxed as ordinary income in the current year, (iii) the amount allocated to other taxable years would be taxable at the highest applicable marginal rate in effect for that year, and (iv) an interest charge at the rate for underpayment of taxes for any period described under (iii) above would be imposed with respect to any portion of the excess distribution or gain that would be allocated to such period. You would generally be subject to this excess distribution rule to the extent that distributions on Lions Gate’s common shares in a taxable year were to exceed 125% of the average amount received with respect to those shares over the three preceding taxable years or, if shorter, the portion of your holding period before the present taxable year.

      We believe that neither Lions Gate nor any of its foreign subsidiaries is, nor do we expect any of such entities to become, a CFC or FPHC for U.S. federal income tax purposes.

      You should consult your own tax advisor concerning the consequences to you if Lions Gate or any of its foreign subsidiaries are or become subject to any of the anti-deferral rules mentioned above, including, but not limited to, the availability of any elections such as the so-called “qualified electing fund” or “mark to market” elections that might mitigate adverse tax consequences to you.

Information Reporting and Backup Withholding

      U.S. Lions Gate and Lions Gate are required to furnish to the record holders of the notes and Lions Gate’s common shares, other than corporations and other exempt holders, and to the IRS, information with respect to interest paid on the notes and dividends paid on the common shares.

      You may be subject to backup withholding (currently at a rate of 28%) with respect to interest paid on the notes, with respect to dividends paid on the common shares or with respect to proceeds received from a disposition of the notes or Lions Gate’s common shares. Backup withholding will not apply, however, if you (i) are a corporation or come within certain other exempt categories and, when required, demonstrate such fact or (ii) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable backup withholding rules. To establish status as an exempt person, you will generally be required to provide certification on IRS Form W-9. Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

      The following is a summary of certain material U.S. federal tax consequences that will apply to you if you are a Non-U.S. Holder of notes or Lions Gate’s common shares. You are a “Non-U.S. Holder” if you are a beneficial owner of a note or Lions Gate’s common shares and you are not a U.S. Holder. Special rules may apply to you if you are a CFC, a PFIC, an FPHC, a person eligible for benefits under an income tax treaty to which the U.S. is a party or a U.S. expatriate. Those special rules are not discussed in this summary. You should consult your own tax advisers to determine the U.S. federal, state, local and other tax consequences that may be relevant to you.

Payment of Interest

      The 30% U.S. federal income and withholding tax will not apply to any payment to you of interest on a note provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of U.S. Lions Gate’s shares that are entitled to vote;

•	you are not a CFC that is related to U.S. Lions Gate;

•	you are not a bank whose receipt of interest on a note is pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification is generally made on an IRS Form W-8BEN (or successor form)).

      If you do not satisfy the requirements described above, payments of interest to you will be subject to a 30% U.S. federal income and withholding tax, unless you provide U.S. Lions Gate or its paying agent with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business and, if an applicable income tax treaty so requires as a condition for you to be subject to U.S. federal income tax with respect to income from your notes, such interest is attributable to a permanent establishment that you maintain in the United States, you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax, provided you satisfy the certification requirements described above) generally in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Contingent Payments

      As described under “Description of the Notes — Registration Rights,” U.S. Lions Gate may be required to pay holders of the notes additional interest as liquidated damages in the event the use of the prospectus to sell notes or Lions Gate’s common shares is suspended for specified periods. It is possible that such payments might be subject to U.S. federal withholding tax at a rate of 30% or lower treaty rate, if applicable. If you are considering the purchase of notes, you should consult your tax advisor regarding the tax considerations that relate to the potential payment of liquidated damages.

Dividends on Common Shares

      You generally will not be subject to U.S. federal income tax or withholding on dividends (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of Lions Gate’s common shares to be issued on conversion of notes into Lions Gate’s common shares, see “— U.S. Holders — Constructive Dividend” above) received from Lions Gate with respect to Lions Gate’s common shares unless that income is considered effectively connected with your conduct of a U.S. trade or business and, if an applicable income tax treaty so requires as a condition for you to be subject to U.S. federal income tax with respect to income from your common shares of Lions Gate, such dividends are attributable to a permanent establishment that you maintain in the United States.

Sale, Exchange, Conversion into Lions Gate’s Common Shares or Redemption of Notes or Common Shares

      You generally will not be subject to U.S. federal income tax, including withholding tax, on any gain realized upon the sale or exchange of Lions Gate’s common shares, unless:

•	that gain is effectively connected with your conduct of a U.S. trade or business and, if an applicable income tax treaty so requires as a condition for you to be subject to U.S. federal income tax with respect to income from your common shares of Lions Gate, such gain is attributable to a permanent establishment that you maintain in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

      If your gain is described in the first bullet point above, you will be subject to U.S. federal income tax on the net gain derived from the sale at the applicable graduated rate(s). In addition, if you are a foreign corporation, such gain may also be subject to a branch profits tax at a 30% rate or a lower rate if an income tax treaty applies. If you are described by the second bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States.

Information Reporting and Backup Withholding

      Backup withholding generally will not apply to interest payments made to you in respect of the notes or dividends paid in respect of Lions Gate’s common shares if you furnish appropriate documentation of your non-U.S. status. However, certain information reporting will apply with respect to interest and dividend payments even if certification is provided. The payment of proceeds from your conversion or disposition of notes or disposition of Lions Gate’s common shares to or through the U.S. office of any broker, domestic or foreign, will be subject to information reporting and possible backup withholding unless you certify as to your non-U.S. status under penalties of perjury or otherwise establish an exemption, provided that the broker does not have actual knowledge that you are a U.S. person or that the conditions of an exemption are not, in fact, satisfied. The payment of the proceeds from your conversion or disposition of notes or disposition of Lions Gate’s common shares to or through a non-U.S. office of either a U.S. broker or a non-U.S. broker that is a U.S.-related person will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its files that you are not a U.S. person and the broker has no knowledge to the contrary, or you establish an exemption.

      For this purpose, a “U.S.-related person” is (i) a CFC for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for certain periods is derived from activities that are effectively connected with the conduct of a U.S. trade or business or (iii) a foreign partnership that is either engaged in the conduct of a trade or business in the United States or of which 50% or more of its income or capital interests are held by U.S. persons. Neither information reporting nor backup withholding will apply to a payment of the proceeds of your conversion or disposition of notes or disposition of Lions Gate’s common shares by or through a non-U.S. office of a non-U.S. broker that is not a U.S.-related person. Copies of any information returns filed with the IRS may be made available by the IRS, under the provisions of a specific treaty or agreement, to the taxing authorities of the country in which you reside.

      Backup withholding is not an additional tax. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

Certain Canadian Federal Income Tax Considerations

      The following summary discusses certain material Canadian Federal income tax considerations relating to the purchase, beneficial ownership and disposition of the notes and the common shares into which the notes may be converted. This summary deals only with notes and common shares held and beneficially held as capital property for Canadian Federal income tax purposes.

      This summary extends only to persons who are non-residents of Canada for the purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”) and who deal at arm’s length with Lions Gate and U. S. Lions Gate.

      This summary does not apply to persons who acquire or hold notes or Lions Gate’s common shares in connection with a business carried on in whole or in part in Canada or who acquire or hold notes or Lions Gate’s common shares in their capacity as employees, officers, or directors.

      This summary does not apply to persons who are residents of Canada for the purpose of the Canadian Tax Act and it also does not consider any specific tax provisions that may apply to entities such as pension funds or charities that are tax exempt or that qualify for special tax status in a jurisdiction other than Canada.

      U.S. corporate entities that are limited liability corporations under U.S. domestic law should be aware that they do not qualify for benefits under the Canada-United States Income Tax Convention (1980) (“the Can.-U.S. Treaty”) and accordingly any discussion below regarding tax treaty benefits (such as reduced withholding tax rates) will not apply to them.

      This summary is limited to the current provisions of the Canadian Tax Act and the regulations enacted pursuant to the Canadian Tax Act, including any publicly released amendments to the Canadian Tax Act or the regulations that are expressed to be effective as of the date hereof. This summary does not otherwise anticipate or take into account any changes to law, regulations, administrative practice or interpretations, including changes resulting from judicial decisions.

      This summary also does not take into account any Canadian provincial, territorial, municipal, local or foreign taxes.

      If you are considering the purchase of notes, you should consult your own tax advisors concerning the Canadian federal income tax consequences to you and any consequences arising under the laws of any other taxing jurisdiction.

Payment of Interest on the Notes

      The payment of interest on the notes by U.S. Lions Gate will not be subject to Canadian withholding tax or any other Canadian tax.

      If, pursuant to a guarantee obligation, Lions Gate or any other resident of Canada pays interest on account of, or in lieu of, interest payable by U.S. Lions Gate, then Canadian withholding tax will apply. In this case, the withholding rate will be 25% of the gross amount of the interest, subject to reduction pursuant to any applicable bilateral tax treaty to which Canada is a party. Holders of notes that qualify as residents of the United States for the purpose of the Can.-U.S. Treaty would be subject to a 10% withholding tax rate in respect of any interest paid to them by a resident of Canada.

Conversion of Notes Into Common Shares

      The conversion of notes into Lions Gate’s common shares will not, in itself, result in any taxable income or gains for holders who are not residents of Canada for the purposes of the Canadian Tax Act.

      The foregoing assumes that at the time of conversion, the common shares of Lions Gate will be listed on the TSX, AMEX or any other stock exchange prescribed under the Canadian Tax Act, and it further assumes that the holder exercising the conversion right, persons with whom the holder does not deal at arm’s length, or the holder together with such non-arm’s persons will not hold 25% or more of any class or series of Lions Gate’s shares at any time during the 60 months preceding the conversion date.

      If either of the foregoing assumptions is not valid on the conversion date, then a holder exercising a conversion right may realize a capital gain equal to the excess of the fair market value of the common shares of Lions Gate on the conversion date minus the holder’s cost of the notes that are so converted. Holders who qualify as residents of the United States for the purpose of the Can-U.S. Treaty may potentially be exempt from Canadian income tax on any such gains. The Canadian treatment of capital gains and losses is discussed further under the heading “Disposition of Common Shares”.

Dividends on Common Shares

      Dividends paid by Lions Gate to non-residents of Canada will be subject to Canadian withholding tax. The withholding rate will be 25% of the gross amount of the dividend, subject to reduction pursuant to any applicable bilateral tax treaty to which Canada is a party. Shareholders that qualify as residents of the

United States for the purpose of the Can.-U.S. Treaty would generally be subject to a 15% withholding tax rate in respect of any dividends paid to them by a resident of Canada, except that certain U.S. corporate holders may qualify for a 5% rate if such holder beneficially owns 10% or more of the voting shares of Lions Gate at the relevant time.

Disposition of Common Shares

      A non-resident of Canada who disposes of Lions Gate’s common shares will not be subject to Canadian income tax in respect of any gain realized on such disposition if at the time of disposition: (i) such shares are listed on at least one of the TSX, AMEX or any other stock exchange prescribed under the Canadian Tax Act, and (ii) the non-resident persons with whom the non-resident does not deal at arm’s length, or the non-resident person together with such non-arm’s length persons has not held 25% or more of any class or series of Lions Gate’s shares at any time during the 60 months preceding the disposition date.

      Gains realized on dispositions other than those described above will be potentially taxable for non-residents of Canada, subject to any relief that may be available under any applicable bilateral tax treaty to which Canada is a party. The vendor’s tax cost for the purpose of such disposition will generally be equal to the cost of the converted notes, although the tax cost of any shares acquired as a result of the conversion of notes must be averaged with the cost of any shares acquired from any other source. Shareholders that qualify as residents of the United States for the purpose of the Can.-U.S. Treaty would potentially be exempt from Canadian income tax on gains realized on dispositions of Lions Gate’s shares pursuant to the terms of Article XIII of such Treaty.

      In the event that a holder does realize a capital gain (or capital loss) on a disposition of Lions Gate’s common shares that is taxable in Canada, then one-half of such gain (or loss) must be included in income as a taxable capital gain (or treated as an allowable capital loss). Any such taxable capital gain would be taxed in Canada at the applicable individual or corporate tax rate. Any allowable capital loss could only be used to offset taxable capital gains and could not be used to offset income from other sources. Allowable capital losses are eligible to be carried back to any of the three prior years or forward indefinitely to offset taxable capital gains realized from another source in any such year.

      Pursuant to section 116 of the Canadian Tax Act, dispositions of Lions Gate’s shares by a non-resident of Canada must be reported to the Canadian tax authorities within ten days of the date of disposition unless at the time of disposition the relevant shares are listed on at least one of the TSX, AMEX or any other stock exchange prescribed under the Canadian Tax Act. At the present time, Lions Gate’s common shares are listed on the TSX and AMEX and there will be no reporting obligation under section 116 so long as such shares remain listed on at least one of such exchanges at the time of disposition by a non-resident of Canada.

      Dispositions of unlisted shares are subject to the section 116 reporting obligation even if no gain arises on the disposition. Penalties for non-compliance with section 116 may be onerous and persons who plan to dispose of unlisted shares are urged to consult their own tax advisor before the disposition occurs.

SELLING SECURITYHOLDERS

      We engaged SG Cowen Securities Corporation, Natexis Bleichroeder Inc, and Thomas Weisel Partners, to act as exclusive placement agents, or the Placement Agents, for the original offering of the notes in a private placement. We sold the notes to persons we reasonably believed to be “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, in transactions exempt from the registration requirements of the Securities Act.

      In May 2003, ENT Holding Corporation purchased 2,500,000 of our common shares from our former Chairman of the Board. In December 2003, ENT Holding Corporation sold 250,000 of those shares to Jeff Sagansky. Mr. Sagansky served on our board of directors from May 2003 until March 2004. ENT Holding Corporation and Jeff Sagansky may use this prospectus from time to time to offer or sell any or all of such common shares.

      In December 1999, we issued certain warrants to the purchasers of our Series A Preferred Shares that are exercisable to purchase our common shares. The warrants expire in January 2005. Among the holders of the warrants are Jon Feltheimer and Michael Burns, our Chief Executive Officer and Vice Chairman, respectively. The holders of warrants may use this prospectus from time to time to offer or sell up to 5,249,600 common shares issued upon exercise of the warrants.

      The following table sets forth information with respect to the selling securityholders and the respective principal amounts of notes and common shares beneficially owned by each selling securityholder that may be offered under this prospectus. The information is based on information that has been provided to us by or on behalf of the selling securityholders. Unless otherwise indicated herein, none of the selling securityholders currently listed in the following table has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling securityholders may from time to time use this prospectus to offer all or some portion of the notes or the common shares offered hereby, we cannot provide an estimate as to the amount or percentage of any such type of security that will be held by any selling securityholder upon termination of any particular offering or sale under this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of any such securities since the date on which they provided us information regarding their holdings, in transactions exempt from the registration requirements of the Securities Act.

      For the purposes of the following table, the number of our common shares beneficially owned has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling securityholder has sole or shared voting power or investment power and also any shares which that selling securityholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights.

	Principal Amount of Notes(1)		Number of Common Shares (1)(2)(3)

	Beneficially		Beneficially		Percentage of
	Owned Prior to	Percentage of	Owned Prior		Common
	the Offering and	Notes	to the		Shares
Selling Securityholder(1)	Offered Hereby	Outstanding	Offering		Outstanding	Offered Hereby

Holders of convertible notes or shares issuable upon conversion thereof:

American Investors Life Insurance Co.(4)	300,000	*	55,528		*	55,528

CNH CA Master Account, L.P.(5)	1,000,000	1.7%	185,094		*	185,094

Dodeca Fund, L.P.(4)	532,000	*	98,470		*	98,450

Inflective Convertible Opportunity Fund I, L.P.(4)	18,000	*	3,331		*	3,331

National Bank of Canada	3,000,000	5.0%	555,283		*	555,283

Newport Alternative Income Fund	690,000	1.2%	127,715		*	127,715

Nuveen Preferred & Convertible Income Fund JPC	3,200,000	5.3%	592,302		*	592,302

Nuveen Preferred and Convertible Fund JQC	4,200,000	7.0%	777,396		*	777,396

SG Cowen Securities Corporation	500,000	*	92,547		*	92,547

Silvercreek Limited Partnership	2,425,000	4.0%	448,853		*	448,853

Silvercreek II Limited	1,385,000	2.3%	256,355		*	256,355

State of Oregon/Equity	2,600,000	4.3%	481,245		*	481,245

Sunrise Partners Limited Partnership(6)	9,250,000	15.4%	1,712,123		1.6%	1,712,123

All other holders of notes or future transferee from any such holder(7)	30,900,000	51.5%	5,719,416	(8)		5,719,416

Subtotal	60,000,000	100%	11,105,658	(9)		11,105,658	(9)

Holders of shares issuable upon conversion of warrants:

American Funds Insurance Series — Global Small Capitalization Fund(10)	—	—	2,151,523		2.0%	237,150

James Dimon	—	—	1,222,799		1.1%	333,625

William Savoy	—	—	305,039		*	83,300

Telemunchen Fernseh gmbh & Co. Produktionsgesellschaft(11)	—	—	1,668,125		1.5%	1,668,125

Michael Yagemann, Trustee of the Yagemann Revocable Trust, dated 11/13/92	—	—	305,039		*	83,300

All other holders of shares issuable upon conversion of warrants or future transferee from any such holder(12)	—	—	2,844,100	(13)		2,844,100

Subtotal	—	—	8,496,625			5,249,600

	Principal Amount of Notes(1)		Number of Common Shares (1)(2)(3)

	Beneficially		Beneficially	Percentage of
	Owned Prior to	Percentage of	Owned Prior	Common
	the Offering and	Notes	to the	Shares
Selling Securityholder(1)	Offered Hereby	Outstanding	Offering	Outstanding	Offered Hereby

Other selling securityholders:

ENT Holding Corporation	—	—	2,250,000	2.0%	2,250,000

Jeff Sagansky	—	—	266,666	*	250,000

Subtotal	—	—	2,516,666		2,500,000

Convertible noteholders and other securityholders combined	60,000,000	100%	22,118,949		18,855,258

*	Less than 1%.

(1)	Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if and when necessary. The amount of notes and the number of our common shares indicated may be in excess of the total amount registered under the shelf registration statement of which this prospectus forms a part, due to sales or transfers by selling securityholders of such notes or shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided us information regarding their holdings of notes and such common shares.

(2)	For purposes of presenting the number of our common shares beneficially owned by holders of notes, we assume a conversion price under the notes of $5.40 per common share, and a cash payment in lieu of the issuance of any fractional share interest. However, the conversion price is subject to adjustment as described under “Description of the Notes—Conversion Rights.” As a result, the number of common shares issuable upon conversion of the notes, and as a consequence, the number of shares beneficially owned by the holders of notes, may increase or decrease in the future.

(3)	Assumes the conversion of all the notes and the exercise of all the warrants.

(4)	Inflective Asset Management, LLC is the investment manager of American Investors Life Insurance Co., Dodeca Fund, L.P. and Inflective Convertible Opportunity Fund. Thomas J. Ray is the President and Chief Investment Officer of Inflective Asset Management, LLC.

(5)	CNH Partners, LLC is the investment advisor of CNH CA Master Account, L.P. The investment principals for CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino.

(6)	S. Donald Sussman has voting and investment power with respect to the securities listed for Sunrise Partners Limited Partnership.

(7)	We are unable to provide the names of certain holders of notes and/or our common shares issuable upon conversion of the notes at this time, because they have not provided us with information and/or their notes are evidenced by a global note that has been deposited with DTC and registered in the name of Cede & Co., as DTC’s nominee. Information concerning any such holders who are not listed in the above table will be set forth in prospectus supplements from time to time, if and when required.

(8)	Assumes that any other holder of notes or any future transferee from any such holder does not beneficially own any of our common shares other than the shares issuable upon conversion of the notes at the initial conversion rate.

(9)	This number differs from the 11,105,664 common shares being registered because holders otherwise entitled to a fractional common share upon conversion of the notes will receive cash in an amount equal to the market value of that fractional share based upon the closing price of Lions Gate’s common shares on the business day immediately preceding the conversion date.

(10)	Capital Research and Management Company acts as investment advisor, registered under Section 203 of the Investment Advisors Act, to American Funds Insurance Series — Global Small Capitalization Fund.

(11)	Telemunchen’s majority shareholder and managing director, Herbert Kloiber, served on the board of directors of Lions Gate from January 2000 until January 2003. Herbert Kloiber has voting and investment power with respect to the securities listed for Telemunchen.

(12)	We are unable to provide the names of certain holders of shares issuable upon conversion of warrants at this time because they have not provided us with information. Information concerning any such holders who are not listed in the above table will be set forth in prospectus supplements from time to time, if and when required.

(13)	Includes only the common shares issuable upon exercise of the warrants and not any common shares that a future selling securityholder may own.

PLAN OF DISTRIBUTION

      We will not receive any of the proceeds of the sale of the notes or our common shares offered by this prospectus. The notes and common shares offered by this prospectus may be sold from time to time to purchasers:

•	directly by the selling securityholders, or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes or the common shares offered by this prospectus.

      The aggregate proceeds to the selling securityholders from the sale of the notes or common shares offered by this prospectus will be the purchase price paid for such securities, less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, reject, in whole or in part any proposed purchase of notes or common shares to be made directly or through agents.

      The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes or common shares offered by this prospectus may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of such securities by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be underwriters may be subject to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling securityholders who are deemed to be underwriters will also be subject to the prospectus delivery requirements of the Securities Act.

      If the notes or common shares are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

      The notes and the common shares may be sold in one or more transactions at:

•	fixed prices,

•	prevailing market prices at the time of sale or prices related to prevailing market prices at the time of sale,

•	varying prices determined at the time of sale, or

•	negotiated prices.

      These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the common shares may be listed or quoted at the time of the sale, including the New York Stock Exchange,

•	in the over-the-counter market,

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market, or

•	through the writing of options.

      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. If any such method of distribution takes the form of an underwritten offering, the selection of the underwriter by the relevant selling securityholders’ shall be subject to the consent of Lions Gate, which consent shall not be unreasonably withheld.

      In connection with sales of the notes and common shares offered by this prospectus or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and common shares in the course of hedging their positions. The selling securityholders may also sell the notes and common shares short and deliver notes and common shares to close out short positions, or loan or pledge notes and common shares to broker-dealers that in turn may sell the notes and common shares.

      To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes or common shares offered hereby. Selling securityholders might not sell any or all of the notes or the common shares offered by them using this prospectus. Any selling securityholder might instead transfer, devise or gift any such securities by other means not described in this prospectus. In addition, any such securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

      Our common shares trade on AMEX and the TSX under the symbol “LGF.” The notes are currently designated for trading in the PORTAL system. Notes sold by means of this prospectus will not be eligible for trading in the PORTAL system. We do not intend to list the notes on any national or other securities exchange or on the Nasdaq National Market. No assurance can be given as to the development of liquidity or any trading market for the notes. See “Risk Factors.”

      The selling securityholders and any other person participating in a distribution of securities offered by this prospectus will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and common shares by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and common shares to engage in market-making activities with respect to the particular notes and common shares being distributed for a period of time prior to the commencement of such distribution. This may affect the marketability of the notes and common shares and the ability of any person or entity to engage in market-making activities with respect to the notes and common shares.

      To the extent required, the specific notes or common shares to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment, to the shelf registration statement of which this prospectus forms a part.

      Pursuant to the registration rights provisions Lions Gate and U.S. Lions Gate have entered into with the holders of the notes, each of Lions Gate and the selling securityholders selling notes or underlying common shares will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities. In addition, pursuant to the registration rights agreement between Lions Gate and ENT Holding Corporation, the parties thereunder will be indemnified against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities

      We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and common shares to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

      We may suspend the use of this prospectus for any period and at any time, including, without limitation, in the event of pending corporate developments, public filings with the SEC, and similar events.

LEGAL MATTERS

      O’Melveny & Myers LLP will pass upon the validity of the notes offered hereby as well as certain other legal matters. Heenan Blaikie LLP will pass upon the validity of the common shares offered hereby as well as certain other legal matters.

EXPERTS

      Lions Gate’s consolidated financial statements at March 31, 2003 and 2002 and for each of the two years in the period ended March 31, 2003, and the consolidated financial statements of Mandalay Pictures LLC at March 31, 2002 and for the year then ended, appearing in Lions Gate’s Annual Report (Form 10-K and 10-K/ A) for the year ended March 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Lions Gate for the year ended March 31, 2001 included in the Annual Report on Form 10-K and 10-K/ A of Lions Gate for the year ended March 31, 2003 and incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Film Holdings Co. and its subsidiaries as of December 31, 2002, 2001 and 2000 and for each of the three years in the period ended December 31, 2002 included in Lions Gate’s Current Report on Form 8-K/ A dated December 15, 2003 and incorporated herein by reference have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent auditors, as given on the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The following are the expenses incurred in connection with the issuance and distribution of the notes and the common shares issuable upon conversion thereof. We will pay all of these expenses. All amounts are estimates, except the SEC registration fee.

SEC registration fee	$13,571.80

Printing and engraving costs	20,000.00

Legal fees and expenses	100,000.00

Accounting fees and expenses	50,000.00

Transfer Agent and Registrar	12,500.00

Miscellaneous expenses	3,928.20

Total	$200,000.00

Item 15.	Indemnification of Directors and Officers

      Under the Business Corporations Act (British Columbia), Lions Gate may indemnify a present or former director or officer of Lions Gate or a person who acts or acted at Lions Gate’s request as a director or officer of another corporation of which Lions Gate is or was a shareholder, and his heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him including an amount paid to settle an action or satisfy a judgment in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his position with Lions Gate or such other corporation including an action brought by Lions Gate or such other corporation and provided that the director or officer acted honestly and in good faith with a view to the best interests of Lions Gate or such other corporation, and, in the case of a criminal or administrative action or proceeding, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made only with court approval.

      In accordance with the Articles of Lions Gate, Lions Gate shall indemnify every director or former director and Secretary or any Assistant Secretary of Lions Gate, or may indemnify every officer or former officer, and every person who acts or acted at Lions Gate’s request as a director or officer of a body corporate of which Lions Gate is or was a shareholder (or a person who undertakes or has undertaken any liability on behalf of Lions Gate or any such body corporate) and his heirs and legal representatives, from and against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of Lions Gate or such body corporate if he acted honestly and in good faith with a view to the best interests of Lions Gate.

      Lions Gate’s Articles permit Lions Gate, subject to the limitations contained in the Business Corporations Act, to purchase and maintain insurance on behalf of any person mentioned in the preceding paragraph, as the board of directors may from time to time determine. Lions Gate, however, only maintains directors and officers liability insurance and corporate reimbursement insurance.

      Lions Gate has entered into an indemnity agreement with one individual who acts as an officer, representative and/or director of various corporations that are directly or indirectly owned or controlled by Lions Gate, in which Lions Gate indemnifies and saves harmless said individual from any and all claims of any nature whatsoever resulting from the personal guarantee or endorsement that said individual has made or may in the future make, with the consent of Lions Gate, on behalf of the various corporations that are directly or indirectly owned or controlled by Lions Gate.

      The foregoing summaries are necessarily subject to the complete text of the statute, Lions Gate’s articles of incorporation and bylaws, and the arrangements referred to above are qualified in their entirety by reference thereto.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit
Number

4	.1(1)	Articles of Incorporation
4	.2(2)	Amendment to Articles of Incorporation to Provide Terms of the Series A Preferred Shares dated as of December 20, 1999
4	.3(3)	Amendment to Articles of Incorporation to Amend Terms of the Series A Preferred Shares date as of September 10, 2003
4	.4(4)	Amendment to Articles of Incorporation to Provide Terms of the Series B Preferred Shares date as of September 26, 2000
4	.5(1)	Trust Indenture between the Company and CIBC Mellon Trust Company dated as of April 15, 1998
4	.6(2)	Warrant Indenture between the Company and CIBC Mellon Trust Company dated as of December 30, 1999
4	.7(5)	Indenture dated as of December 3, 2003 among Lions Gate Entertainment Inc., Lions Gate Entertainment Corp. and J.P. Morgan Trust Company, National Association
4	.8(5)	Form of 4.875% Convertible Senior Subordinated Notes Due 2010
4	.9(5)	Form of Guaranty of 4.875% Convertible Subordinated Notes Due 2010
5.1		Opinion of O’Melveny & Myers LLP*
5.2		Opinion of Heenan Blaikie LLP*
10	.1(6)	Contribution Agreement dated as of December 3, 2003, between the Lions Gate Entertainment Inc. and Lions Gate Entertainment Corp. regarding contribution to Lions Gate Entertainment Inc. of the common shares
12.1		Statement Regarding Computation of Ratios of Earnings to Fixed Charges*
23.1		Consent of O’Melveny & Myers LLP (contained in Exhibit 5.1)*
23.2		Consent of Heenan Blaikie LLP (contained in Exhibit 5.2)*
23.3		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.4		Consent of PricewaterhouseCoopers LLP, Independent Auditors
23.5		Consent of PricewaterhouseCoopers LLP, Independent Auditors
23.6		Consent of PricewaterhouseCoopers LLP, Independent Auditors
24.1		Power of Attorney*
25.1		Statement of Eligibility of the Trustee on Form T-1*

*	Previously filed.

(1)	Incorporated by reference to the Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 1998 (File No. 000-27730).

(2)	Incorporated by reference to the Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 2000 (File No. 000-27730).

(3)	Incorporated by reference to the Company’s Shelf Registration Statement on Form S-3 as filed on September 25, 2003 (File No. 333-109101).

(4)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2001 (File No. 1-14880).

(5)	Incorporated by reference to the Company’s Current Report on Form 8-K as filed on December 5, 2003.

(6)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2003 (File No. 1-14880).

Item 17. Undertakings

      The undersigned registrants hereby undertake:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act, unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Lions Gate pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bone fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrants undertake that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act, Lions Gate Entertainment Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 8, 2004.

LIONS GATE ENTERTAINMENT CORP.

By:	/s/ JAMES KEEGAN

James Keegan
Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on June 8, 2004.

Signature	Title

/s/ MARK AMIN* Mark Amin	Vice Chairman of the Board of Directors

/s/ GREG ARVESEN* Greg Arvesen	Chief Accounting Officer (Principal Accounting Officer)

/s/ MICHAEL BURNS* Michael Burns	Director

/s/ DREW CRAIG* Drew Craig	Director

/s/ ARTHUR EVRENSEL* Arthur Evrensel	Director

Signature		Title

/s/ JON FELTHEIMER* Jon Feltheimer		Chief Executive Officer (Principal Executive Officer) and Director

/s/ JAMES KEEGAN James Keegan		Chief Financial Officer (Principal Financial Officer)

/s/ MORLEY KOFFMAN* Morley Koffman		Director

/s/ ANDRÉ LINK* André Link		Chairman of the Board of Directors

/s/ HARALD LUDWIG* Harald Ludwig		Vice Chairman of the Board of Directors

/s/ G. SCOTT PATERSON* G. Scott Paterson		Director

/s/ HARRY SLOAN* Harry Sloan		Director

/s/ BRIAN V. TOBIN* Brian V. Tobin		Director

Mitchell Wolfe		Director

*By:	/s/ JAMES KEEGAN James Keegan Attorney-in-fact

SIGNATURES

      Pursuant to the requirements of the Securities Act, Lions Gate Entertainment Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 8, 2004.

LIONS GATE ENTERTAINMENT INC.

By:	/s/ JAMES KEEGAN

James Keegan
Treasurer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on June 8, 2004.

Signature		Title

/s/ JON FELTHEIMER* Jon Feltheimer		President (Principal Executive Officer) and Director

/s/ JAMES KEEGAN James Keegan		Treasurer (Principal Accounting and Financial Officer) and Director

/s/ WAYNE LEVIN* Wayne Levin		Director

*By:	/s/ JAMES KEEGAN James Keegan Attorney-in-fact

EXHIBIT INDEX

Exhibits

Exhibit
Number

4	.1(1)	Articles of Incorporation
4	.2(2)	Amendment to Articles of Incorporation to Provide Terms of the Series A Preferred Shares dated as of December 20, 1999
4	.3(3)	Amendment to Articles of Incorporation to Amend Terms of the Series A Preferred Shares date as of September 10, 2003
4	.4(4)	Amendment to Articles of Incorporation to Provide Terms of the Series B Preferred Shares date as of September 26, 2000
4	.5(1)	Trust Indenture between the Company and CIBC Mellon Trust Company dated as of April 15, 1998
4	.6(2)	Warrant Indenture between the Company and CIBC Mellon Trust Company dated as of December 30, 1999
4	.7(5)	Indenture dated as of December 3, 2003 among Lions Gate Entertainment Inc., Lions Gate Entertainment Corp. and J.P. Morgan Trust Company, National Association
4	.8(5)	Form of 4.875% Convertible Senior Subordinated Notes Due 2010
4	.9(5)	Form of Guaranty of 4.875% Convertible Subordinated Notes Due 2010
5.1		Opinion of O’Melveny & Myers LLP*
5.2		Opinion of Heenan Blaikie LLP*
10	.1(6)	Contribution Agreement dated as of December 3, 2003, between the Lions Gate Entertainment Inc. and Lions Gate Entertainment Corp. regarding contribution to Lions Gate Entertainment Inc. of the common shares
12.1		Statement Regarding Computation of Ratios of Earnings to Fixed Charges*
23.1		Consent of O’Melveny & Myers LLP (contained in Exhibit 5.1)*
23.2		Consent of Heenan Blaikie LLP (contained in Exhibit 5.2)*
23.3		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.4		Consent of PricewaterhouseCoopers LLP, Independent Auditors
23.5		Consent of PricewaterhouseCoopers LLP, Independent Auditors
23.6		Consent of PricewaterhouseCoopers LLP, Independent Auditors
24.1		Power of Attorney*
25.1		Statement of Eligibility of the Trustee on Form T-1*

*	Previously filed.

(1)	Incorporated by reference to the Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 1998 (File No. 000-27730).

(2)	Incorporated by reference to the Company’s Annual Report on Form 20-F for the fiscal year ended March 31, 2000 (File No. 000-27730).

(3)	Incorporated by reference to the Company’s Shelf Registration Statement on Form S-3 as filed on September 25, 2003 (File No. 333-109101).

(4)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2001 (File No. 1-14880).

(5)	Incorporated by reference to the Company’s Current Report on Form 8-K as filed on December 5, 2003.

(6)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2003 (File No. 1-14880).